EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

TUBE CITY IMS CORPORATION,

MILL SERVICES HOLDINGS, LLC,

THE OTHER SELLERS SET FORTH ON ANNEX A HERETO

AND

METAL SERVICES ACQUISITION CORP.

DATED AS OF NOVEMBER 10, 2006

5.11	Litigation	30
5.12	Taxes	30
5.13	Permits	31
5.14	Employee Benefit Plans	31
5.15	Environmental Compliance	33
5.16	Insurance	34
5.17	Real Property	34
5.18	Affiliate Transactions	35
5.19	Absence of Certain Changes or Events	35
5.20	Suppliers and Customers	35
5.21	Brokers	35
5.22	Labor and Employee Relations	36
5.23	Certain Payments	36
5.24	Exclusivity of Representations	36

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER		36
6.1	Organization	37
6.2	Binding Obligation	37
6.3	No Defaults or Conflicts	37
6.4	No Governmental Authorization Required	37
6.5	Litigation	38
6.6	Brokers	38
6.7	Sufficient Funds	38
6.8	Buyer’s Reliance	38
6.9	Investment Purpose	39
6.10	Business of Buyer	39

ARTICLE 7 COVENANTS		40
7.1	Conduct of Business of the Company	40
7.2	Access to Information; Confidentiality; Public Announcements	42
7.3	Financing	44
7.4	Filings and Authorizations; Consummation	45
7.5	Resignations	46
7.6	Further Assurances	46
7.7	Officer and Director Indemnification and Insurance	46
7.8	Transfer of Shares	47
7.9	Termination of Agreements	47
7.10	Waiver of Conflicts Regarding Representation	47
7.11	Exclusivity	47
7.12	Release	48
7.13	Net Revolver Calculations	48

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER		48
8.1	Representations and Warranties	48
8.2	Performance	49
8.3	Officer’s Certificate	49
8.4	HSR Act; Legal Prohibition	49

8.5	Financing	49
8.6	Material Adverse Effect	50
8.7	Hedging Transactions	50

ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS		50
9.1	Representations and Warranties Accurate	50
9.2	Performance	50
9.3	Officer Certificate	50
9.4	HSR Act; Legal Prohibition	50

ARTICLE 10 INDEMNIFICATION		51
10.1	Securityholders’ Indemnification	51
10.2	Buyer’s Indemnification	52
10.3	Limitations on Amount of Damages	52
10.4	Procedures	55
10.5	Survival	57
10.6	Mitigation of Damages	58
10.7	Calculation of Damages	58
10.8	Exclusive Remedy	58
10.9	Treatment of Indemnification Payments	59
10.10	Interpretation of Limitations	59
10.11	Knowledge and Investigation	59
10.12	Limitation of Damages	59

ARTICLE 11 TERMINATION		60
11.1	Termination	60
11.2	Survival After Termination	60

ARTICLE 12 MISCELLANEOUS		61
12.1	Expenses	61
12.2	Amendment	61
12.3	Entire Agreement	61
12.4	Headings	62
12.5	Notices	62
12.6	Exhibits and Schedules	64
12.7	Waiver	64
12.8	Binding Effect; Assignment	64
12.9	No Third Party Beneficiary	64
12.10	Counterparts; Parties	64
12.11	Governing Law and Jurisdiction	65
12.12	Consent to Jurisdiction and Service of Process	65
12.13	WAIVER OF JURY TRIAL	65
12.14	Conveyance Taxes	65
12.15	Severability	65
12.16	Specific Performance	66

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of November 10, 2006, by and among Tube City IMS Corporation, a Delaware corporation (the “Company”), Mill Services Holdings, LLC, a Delaware limited liability company (“Wellspring”) as a Seller and as Securityholder Representative, the other sellers listed on Annex A (Wellspring and each other seller listed on Annex A each individually referred to herein as a “Seller” and collectively, the “Sellers”), and Metal Services Acquisition Corp., a Delaware corporation (the “Buyer”).

RECITALS

WHEREAS, as of the date hereof, each Seller is the record owner of the shares of Common Stock (hereinafter defined) of the Company set forth opposite such Seller’s name on Annex A attached hereto (the “Shares”), which represent in the aggregate all of the issued and outstanding capital stock of the Company.

WHEREAS, except with respect to the Rollover Shares (as defined below) owned by the Management Sellers (as defined below), the Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, all of the Shares upon the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Action” means any complaint, claim, prosecution, indictment, action, suit, arbitration or proceeding by or before any Governmental Authority or arbitrator.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with, or the parents, spouse, lineal descendants or beneficiaries of, such Person. The term “control” (as used in the terms “controlling”, “controlled by” or “under common control with”) means holding the power to direct or cause the direction of the management and policies of a Person, whether by ownership of equity securities, contract or otherwise.

“Antitrust Laws” means the HSR Act and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Average Net Revolver” means an amount equal to the excess of (i) the arithmetic average of the Net Revolver as of the opening of business for each of the Business Days during the 60 days prior to the Closing Date, over (ii) the expenditures up to $3,000,000 of expenditures to the extent made between September 30, 2006 and December 31, 2006 with respect to the items described on Schedule 1.1.

“Balance Sheet” means unaudited condensed consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date.

“Balance Sheet Date” means June 30, 2006.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

“Cap” means $46,500,000.

“Closing Cash” means all cash, all lock box receipts, all cash equivalents, and all marketable securities, in each case of the Company and its Subsidiaries as of the Designated Time immediately prior to Closing, determined in accordance with GAAP.

“Closing Indebtedness” means the Indebtedness (as defined in clauses (i), (ii) and (iii) of the definition of Indebtedness) of the Company and its Subsidiaries and, without duplication, guarantees by the Company and its Subsidiaries of Indebtedness (as defined in clauses (i), (ii) and (iii) of the definition of Indebtedness) of any other Person, in each case outstanding as of the Designated Time, including all accrued and unpaid interest on such Indebtedness through and including the Designated Time and all premiums, penalties and other amounts then due and owing in respect of such Indebtedness.

“Closure Plan Approval” means the approval by PADEP and ACDH of a closure plan for the West Mifflin Landfill pursuant to the West Mifflin Consent Order.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral Source Payments” means (i) any amounts recovered by an Indemnified Party, the Company or its Subsidiaries pursuant to any indemnification by, or indemnification agreement with, any Person other than the Indemnifying Party, and (ii) any insurance proceeds or other cash receipts or reimbursements received by an Indemnified Party, the Company or its Subsidiaries from any Person other than the Indemnifying Party.

“Common Stock” means the common stock, $0.001 par value, of the Company.

“Company Financial Statements” means (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2005 and December 31, 2004 and the related audited consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2005 and the period October 27, 2004 through December 31, 2004 and the consolidated statements of operations, changes in stockholders’ equity and cash flows of the Predecessor for the period January 1, 2004 to October 26, 2004 and (ii) the Balance Sheet and the related unaudited condensed consolidated statements of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for the six-month period ended on the Balance Sheet Date.

“Completion of the Leachate Disposal System” means implementation of a plan, approved by PADEP and ACDH, for leachate collection and disposal, in respect of the West Mifflin Landfill.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement and the Escrow Agreement.

“Contribution Agreement” means the Agreement by and among the Securityholders, dated as of the date hereof, regarding the respective obligations of the Securityholders in connection with this Agreement.

“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of October 25, 2005, as amended, among the Company, International Mill Service, Inc., a Pennsylvania corporation, Tube City, LLC, a Delaware limited liability company, Bear Stearns Corporate Lending Inc., as administrative agent and collateral agent, and the other parties thereto.

“Current O&M Costs” means O&M Costs actually expended by the Company and its Subsidiaries during the one year period ending June 30, 2006 in respect of the West Mifflin Consent Order.

“Damages” means actual losses, liabilities, damages, or expenses, including reasonable fees and expenses of experts and counsel, but not including any punitive, exemplary, incidental, indirect, special or consequential damages (other than consequential damages relating to the failure of a representation and warranty to be true or any other event or circumstance giving rise to a claim under ARTICLE 10 of a type that would be reasonably foreseeable (assuming the failure of such representation or warranty to be true, or the occurrence or existence of such other event or circumstance) as of the date hereof, which shall constitute Damages).

“Deductible” means $6,200,000.

“Designated Time” means the opening of business on the Closing Date.

“Effective Time” means 8:00 a.m., Eastern Time, on the Closing Date.

“Encumbrance” means any and all liens, encumbrances, charges, mortgages, options, pledges, restrictions on transfer, security interests, hypothecations, easements, rights-of-way or encroachments of any nature whatsoever, whether voluntarily incurred or arising by operation of law.

“Environmental Claims” means any written claims, notice of noncompliance or violation and legal proceedings by any Governmental Authority or Person alleging potential material liability arising under any Environmental Law.

“Envirosafe Landfills” means the two commercial hazardous waste treatment and disposal facilities (i) located in Oregon, Ohio, which were owned by Envirosafe Services of Ohio, Inc., a subsidiary that was spun off to Envirosource stockholders in 2002, and (ii) located in Grandview, Idaho, which were owned by Envirosafe Services of Idaho, Inc., a subsidiary the stock of which was sold to American Ecology in 2001.

“Environmental Laws” means any applicable United States federal, state, local or municipal statute, law, rule, regulation, ordinance or code, and any applicable and binding judicial or administrative interpretation thereof including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or the use, treatment, storage, disposal, release, threatened release, transportation or arrangement for transportation or disposal of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” means an escrow agent reasonably acceptable to Buyer and the Securityholder Representative, and any Person who becomes a successor thereto in accordance with the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, to be entered into prior to Closing, by and among Buyer, the Sellers and the Escrow Agent, substantially in the form attached as Exhibit A hereto, with such modifications as the Buyer and the Securityholder Representative may agree.

“Exercise Price” means with respect to any particular Option, the applicable exercise price payable to the Company by an Option holder upon the exercise of such Option.

“Financial Statements” means the Company Financial Statements, the Predecessor Financial Statements and the Tube City Holdings Financial Statements.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, any entity exercising executive,

legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, agency, department, board, tribunal, commission or instrumentality of the United State of America, any foreign government, any state of the United States of America, or any municipality or other political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Indebtedness” means, with respect to any Person, the amount (including principal, interest, prepayment penalty or premium upon) of (i) indebtedness of such Person for borrowed money (ii) other indebtedness of such Person evidenced by notes, bonds or debentures and (iii) all lease obligations required to be capitalized under GAAP (iv) indebtedness of such Person evidenced by letters of credit, letters of guaranty, conditional sale, title retention, hedging or other similar agreements, (v) any indebtedness for the deferred purchase price of property of services (other than trade payables), (vi) indebtedness for off balance sheet loans and (vii) any guarantee by such Person of any of the obligations described in clauses (i) through (vi) of another Person.

“Knowledge” means (i) with respect to the Company, the actual knowledge of I Michael Coslov, Raymond Kalouche, Joe Curtin, Dan Rosati, David Aronson and Tom Lippard, (ii) with respect to any other Person other than an individual, the actual knowledge of such Person’s executive officers or of Persons performing comparable duties or (iii) with respect to any individual, the actual knowledge of such individual.

“Legal Requirement” means any law, statute, code, ordinance, regulation or rule of any Governmental Authority.

“Management Agreement” means the Management Services Agreement, dated as of December 21, 2004, by and between the Company and Wellspring Capital Management LLC, a Delaware limited liability company.

“Management Seller” means the individuals listed on Schedule 1.2.

“Material Adverse Effect” means a material adverse effect on the business, results of operations, properties or assets of the Company and its Subsidiaries, taken as a whole; provided, however, that “Material Adverse Effect” shall not include the impact on such business, results of operations, properties or assets arising out of or attributable to (i) effects or conditions that generally affect the industries in which the Company and its Subsidiaries operate (including legal and regulatory changes), (ii) general economic conditions, (iii) effects or conditions resulting from changes affecting capital market conditions in the United States, (iv) effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving the United States, (v) effects or conditions arising from changes in laws or accounting principles, (vi) effects or conditions resulting from compliance with the terms and conditions of this Agreement by the Securityholders, the Company or the Company’s Subsidiaries (other than compliance with ARTICLE 2 or compliance with the Company’s and its Subsidiaries’ obligations under Section 7.1 to conduct their business and operations in the ordinary course) or consented to in writing by the Buyer or (vii) any breach of this Agreement by the Buyer, except, in the case of clauses (i) through (v), to the extent such matters have an effect on the Company and its Subsidiaries that is disproportionate to the effect on other similarly situated participants in their industry.

“Material Jurisdiction” means the United States, any State thereof, Canada, any Province thereof, France, Serbia, Slovakia, The Netherlands, China, India, Belgium, Mexico, Brazil and the subdivisions thereof comparable to States of the United States.

“Net Revolver” as of any particular date means: (i) the principal amount of all indebtedness for borrowed money owed by the Company or any of Subsidiaries under the Revolving Loans (as such term is defined in the Credit Agreement) as of the opening of business on such date, less (ii) all cash in the Company’s lock box or in the accounts listed on Schedule 1.3, in each case as of the opening of business on such date.

“Net Revolver Adjustment Amount” means an amount (which may be a negative number) equal to (1) the Net Revolver as of the opening of business on the Closing Date (but without giving effect to the Contemplated Transactions) minus (2) the Average Net Revolver.

“O&M Costs” means operation and maintenance costs required to comply with the West Mifflin Consent Order, including, if required, leachate collection, treatment and disposal, groundwater monitoring and groundwater collection and treatment.

“Option” means an option to purchase shares of Common Stock from the Company.

“Option Cancellation Agreement” means an option cancellation agreement substantially in the form attached as Exhibit B.

“Permitted Encumbrances” means, (i) Encumbrances disclosed with reasonable specificity in the Financial Statements or any schedules to this Agreement,

(ii) Encumbrances for taxes, assessments and other government charges not yet due and payable or which are being contested in good faith by appropriate proceedings, (iii) mechanics’, workmens’, repairmens’, warehousemens’, carriers’ or other like Encumbrances arising in the ordinary course of business of the Company or its Subsidiary, (iv) in respect of the Real Property: (A) easements, rights-of-way, servitudes, permits, licenses, surface leases, ground leases to utilities, municipal agreements, railway siding agreements and other rights, (B) conditions, covenants or other similar restrictions, (C) easements for streets, alleys, highways, telephone lines, gas pipelines, power lines, railways and other easements and rights-of-way on, over or in respect of any Real Property, (D) encroachments and other matters that would be shown in an accurate survey or physical inspection of the Real Property and (E) liens in favor of the lessors under the Leases, or encumbering the interests of the Lessors in the Real Property, (vii) Encumbrances under the Stockholders’ Agreement (which Encumbrances shall be removed on the Closing Date), (viii) Encumbrances relating to the transferability of securities under applicable securities laws, (ix) Encumbrances on leased property or equipment securing payments under the applicable leases, (x) Encumbrances not securing Indebtedness that do not otherwise materially detract from the value or current use of the applicable asset or Real Property, (xi) licenses of Intellectual Property Rights granted in the ordinary course of business and (xii) the Encumbrances set forth on Schedule 1.4.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Predecessor” means Envirosource, Inc., a Delaware corporation and predecessor to the Company.

“Predecessor Financial Statements” means the audited consolidated statements of income, stockholders equity and cash flows of the Predecessor and its Subsidiaries for the year ended December 31, 2003.

“Prime Rate” means the rate of interest published on the Closing Date in The Wall Street Journal, Eastern Edition and designated as the prime rate.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of December 21, 2004 by and among the Company, Wellspring and the investors listed thereon.

“Representatives” means, with respect to any Person, any Affiliate of such Person and any director, officer, agent, employee, general partner, member, stockholder, advisor or representative of such Person or of such Person’s Affiliate.

“Rollover Contribution Amount” means, for each Management Seller, the amount in U.S. dollars set forth opposite such Management Seller’s name on Schedule 1.5.

“Rollover Equity Value” means the aggregate Rollover Contribution Amounts of all of the Management Sellers.

“Rollover Shares” means, with respect to each Management Seller, the number of Shares owned by such Management Seller (without giving effect to the exercise of any Options) multiplied by a fraction the numerator of which equals such Management Seller’s Rollover Contribution Amount and the denominator of which equals the number of Shares owned by such Management Seller (without giving effect to the exercise of any Options) multiplied by the Per Share Price.

“Securityholders” means the Sellers and the Option holders.

“Securityholder Representative” means Wellspring, in its capacity as Securityholder Representative in accordance with, and subject to the terms of, Section 2.7.

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of December 21, 2004, among the Company and the stockholders named therein (as amended, modified and supplemented from time to time).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other body performing similar functions are at any time directly or indirectly owned by such Person.

“Tax Benefit” means, with respect to any amount, any deduction, credit or other tax benefit actually realized (i.e., calculated on the basis of the actual reduction in cash payments for Taxes) by the applicable party with respect to such amount in or prior to the taxable year in which the amount is paid.

“Tax Returns” means any report, declaration, return, information return, claim for refund, election, disclosure, estimate or statement required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means (i) any and all federal, state, provincial, local, municipal, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties; (ii) any liability by a party for amounts described in clause (i) pursuant to any statute or regulation imposing joint or several liability for such amounts on members of a controlled, combined, affiliated, unitary or other affiliated or similar group of taxpayers; and (iii) any transferee liability in respect of any items described in clause (i) above.

“Third Person Claim” means a claim by, or an Action instituted by, a Person not a party to this Agreement or not a Representative of a party to this Agreement.

“Total Consideration” means, with respect to each Securityholder, the total amount received by such Securityholder as Share Consideration and Option Consideration plus, in the case of any Securityholder who is a Management Seller, the Rollover Contribution Amount of such Management Seller.

“Transaction Percentage” means, with respect to each Securityholder, the quotient, expressed as a percentage, obtained by dividing (x) the sum of the Share Consideration payable to such Securityholder, if any, pursuant to Section 2.1 plus the Option Consideration payable to such Securityholder, if any, pursuant to Section 2.2 plus, with respect to any Securityholder that is a Management Seller, such Management Seller’s Rollover Contribution Amount by (y) the sum of the Estimated Purchase Price plus the aggregate Rollover Contribution Amounts of all Management Sellers.

“Tube City Holdings” means Tube City Holdings, LLC, a Delaware limited liability company.

“Tube City Holdings Financial Statements” means the audited consolidated balance sheets of Tube City Holdings and its Subsidiaries as of December 21, 2004 and December 31, 2003 and the related audited consolidated statements of operations, changes in members’ equity (deficit) and cash flows for the period January 1, 2004 to December 21, 2004 and the year ended December 31, 2003.

“West Mifflin Landfill” means the landfill that is the subject of the West Mifflin Consent Order located at the scrap processing yard currently operated by Tube City, LLC (formerly Tube City, Inc.) at West Mifflin, Pennsylvania.

“West Mifflin Consent Order” means the consent order and agreement, dated January 25, 1994, between Tube City, Inc., the Pennsylvania Department of Environmental Protection (formerly the Pennsylvania Department of Environmental Resources) (“PADEP”) and the Allegheny County Department of Health (“ACDH”), as amended or superseded after the Closing Date.

1.2 Other Capitalized Terms. The following terms shall have the meanings specified in the indicated section of this Agreement:

Term	Reference
Accounting Firm	2.4(b)
ACDH	1.1
Aggregate Consideration	2.2(a)
Aggregate Option Consideration	2.2(a)
Agreement	Preamble

Term	Reference
Alternative Debt Financing	7.3(a)
Applicable Local Law	5.14(i)
Base Consideration	2.1(a)
Buyer	Preamble
Buyer Fundamental Representations	10.2
Buyer Indemnified Parties	10.1(a)
Buyer Representatives	7.2(a)
Claim	10.4(a)
Claim Response	10.4(a)
Claims Notice	10.4(a)
Closing	3.1
Closing Date	3.1
Closing Statement	2.4(a)
COBRA	5.14(d)
Commitment Letters	6.7
Company	Preamble
Company Expenses	12.1
Company Fundamental Representations	8.1(b)
Company Plans	5.14(a)
Company-Related Damages	10.1 (a)
Company-Related Representation	10.1 (a)
Confidential Information	7.2(c)
Confidentiality Agreement	7.2(b)
Debt Commitment Letter	6.7
Equity Commitment Letter	6.7
Escrow Account	2.5(d)
Escrow Amount	2.5(d)
Estimated Closing Cash	2.3
Estimated Closing Statement	2.3
Estimated Net Revolver Adjustment Amount	2.3
Estimated Purchase Price	2.1(a)
Fundamental Representations	10.2
Indemnified Party	10.4(a)
Indemnifying Party	10.4(a)
Independent Consultant	10.3(e)(i)(A)(l)
Insurance Policies	5.16
Intellectual Property Rights	5.8(b)
IP License	5.8(a)
Leased Real Property	5.17(b)
Leases	5.17(b)
Material Contracts	5.10(a)
Multiemployer Plan	5.14(b)
Non-U.S. Plans	5-14(i)
Option Consideration	2.2(a)
Owned Real Property	5.17(a)

Term	Reference
PADEP	1.1
Paul, Weiss	7.10
Pay-Off Lender	2.9
Pay-Off Letters	2.9
Per Share Price	2.1(a)
Permits	5.13
Purchase Price	2.l(a)
Purchase Shares	2.1(a)
Real Property	5.17(b)
Reserve Holdback	2.7(d)
Response Period	10.4(a)
Securities Act	6.9
Securityholder Indemnified Parties	10.2
Seller	Preamble
Seller Fundamental Representations	10.1(b)
Sellers	Preamble
Seller-Specific Damages	10.1(b)
Share Consideration	2.1 (a)
Shares	Recitals
Specified Damages	10.4(a)
Specified Trade Secrets	5.8(e)
Survival Date	10.5
Tax Representations	10.1(a)
Termination Date	11.1(b)
Third Party Claim	10.4(b)
Wellspring	Preamble
Withholding Amounts	2.2(b)

1.3 Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement;

(e) references herein to a Schedule shall, subject to Section 12.6, refer to the applicable disclosure Schedules delivered by the Company, the Buyer or a Seller in connection with this Agreement;

(f) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g) references herein to any gender shall include each other gender;

(h) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(i) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(j) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(k) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(l) references herein to any Legal Requirement, law or any license mean such Legal Requirement, law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(m) references herein to any law shall be deemed also to refer to all rules and regulations promulgated thereunder.

ARTICLE 2

PURCHASE AND SALE OF SHARES

2.1 Share Purchase. At the Closing, and effective as of the Effective Time, upon the terms and subject to the conditions of this Agreement, each Seller shall sell to the Buyer, and the Buyer shall purchase from such Seller, the Shares owned by such Seller as listed on Annex A attached hereto (other than the Rollover Shares) (the “Purchase Shares”) at a price equal in the aggregate to the product of the Per Share Price multiplied by the number of Purchase Shares owned by such Seller as listed on Annex A (such amount, with respect to each Seller and as adjusted pursuant to Section 2.4, such Seller’s “Share Consideration”). The “Per Share Price” shall be an amount equal to the quotient obtained by dividing (a) the sum of (i) the Estimated Purchase Price plus (ii) the aggregate exercise price of all vested and unvested Options outstanding as of the Closing plus (iii) the Rollover Equity Value by (b) the sum of (i) the number of Shares outstanding as of the Closing plus (ii) the number of shares issuable upon exercise of all vested and unvested Options outstanding as of Closing. The “Estimated Purchase Price” shall be equal to $620,000,000 (the “Base Consideration”) plus Estimated Closing Cash minus the amount of Company Expenses minus the amount of Closing Indebtedness plus the amount (which may be negative) equal to the Estimated Net Revolver Adjustment Amount minus the Rollover Equity Value. The Estimated Purchase Price shall be subject to adjustment following the closing pursuant to Section 2.4 (as so adjusted, the “Purchase Price”).

2.2 Treatment of Options.

(a) Immediately prior to the Closing, the Company shall take all actions necessary so that all Options then outstanding shall become fully vested and exercisable (whether or not currently exercisable) and, immediately prior to the Closing, each Option not theretofore exercised shall be cancelled without any future liability to the Buyer, the Company or any other Person after the Closing, except as provided herein, in exchange for the right to receive from the Company the payment described in the following sentence (such payments in the aggregate, the “Aggregate Option Consideration” and, such amount payable with respect to each Option holder, such holder’s “Option Consideration” and, together with the aggregate Share Consideration payable to the Sellers, the “Aggregate Consideration”). Each holder of an Option that is cancelled pursuant to the preceding sentence shall, in respect of each Option and subject to the terms and conditions of this Agreement, be entitled to a cash payment in an amount equal to the product of (x) the excess, if any, of the Per Share Price over the applicable Exercise Price of each Option, multiplied by (y) the number of shares of Common Stock underlying such Option.

(b) The Company shall be entitled to, and the Buyer will cause the Company at the Closing to, deduct and withhold from the amounts otherwise payable to any Option holder in respect of Options pursuant to this Agreement such amounts (the “Withholding Amounts”) as the Company is required to deduct and withhold in connection with the exercise of the underlying Option or with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law and to properly remit such amount to the appropriate Tax authority. To the extent that Withholding Amounts are so deducted and withheld by the Company, such Withholding Amounts shall be treated for all purposes of this Agreement and shall be included in the Option Consideration as having been paid to the Option holder in respect of which such deduction and withholding were made by the Company.

2.3 Estimated Closing Statement. No later than one Business Day prior to the Closing Date, the Securityholder Representative shall cause to be prepared and delivered to Buyer a statement (the “Estimated Closing Statement”) setting forth the Securityholder Representative’s good faith estimate of (a) the Net Revolver as of the Designated Time, (b) the Average Net Revolver, (c) the Net Revolver Adjustment Amount (the “Estimated Net Revolver Adjustment Amount”) and (d) Closing Cash (“Estimated Closing Cash”). Promptly following the Buyer’s request, the Securityholder Representative shall make available to the Buyer and its advisors copies of any back-up materials used by the Securityholder Representative in preparing the Estimated Closing Statement and such other materials as the Buyer may reasonably request in connection with its review of the Estimated Closing Statement.

2.4 Purchase Price Adjustment.

(a) Within 30 days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Securityholder Representative a statement (the “Closing Statement”) setting forth the Buyer’s good faith determination of (a) the Net Revolver as of the Designated Time, (b) the Average Net Revolver, (c) the Net Revolver Adjustment Amount and (d) Closing Cash. Promptly following the Securityholder Representative’s request, the Buyer shall make available to the Securityholder Representative and its advisors copies of any back-up materials used by the Buyer and its advisors in preparing the Closing Statement and such other materials as the Securityholder Representative may reasonably request in connection with their review of the Closing Statement.

(b) Within 15 days after the Securityholder Representative’s receipt of the Closing Statement, the Securityholder Representative shall deliver to the Buyer a written statement either accepting the Closing Statement or specifying any objections thereto. If the Securityholder Representative does not deliver any such objections within such 15 day period, the Closing Statement shall become final and binding upon all parties. If the Securityholder Representative does deliver such objections within such period, then the parties shall negotiate in good faith for a period of 10 days following the Buyer’s receipt of such objections to resolve any such objections. If the parties are able to resolve the Securityholder Representative’s objections during such 10 day period, then the Closing Statement, as revised in accordance with such resolution, shall become final and binding upon all parties. If the parties are not able to resolve such objections during such 10 day period, then any remaining disputes shall be resolved by a national recognized accounting firm upon which the Securityholder Representative and the Buyer shall reasonably agree (the “Accounting Firm”). Promptly following the Accounting Firm’s request, the Buyer or the Securityholder Representative, as applicable, shall make available to the Accounting Firm copies of any back-up materials used by the Buyer or the Securityholder Representative in preparing the Closing Statement or the Securityholder Representative’s objection, as applicable, and such other materials as the Accounting Firm may reasonably request in connection with its review of the Closing Statement and the Securityholder Representative’s objection. The Accounting Firm shall be instructed to resolve any such disputes within 30 days after its appointment. The resolution of such disputes by the Accounting Firm shall be set forth in writing, shall be within the range of dispute between the Buyer and the Securityholder Representative, shall address only such subject matter that is identified by the Buyer or the Securityholder Representative as being in dispute, and shall be conclusive upon all parties. Upon delivery of such resolution, the Closing Statement, as modified in accordance with such resolution, shall become final and binding upon all parties. The fees and expenses of the Accounting Firm shall be borne equally by the Securityholders (severally based on their respective Transaction Percentages and not jointly or jointly and severally), on the one hand, and the Buyer, on the other hand.

(c) Within three Business Days after the date on which the Closing Statement becomes final and binding in accordance with Section 2.4(b), (i) if the sum of the Net Revolver Adjustment Amount plus Closing Cash is less than the sum of the Estimated Net Revolver Adjustment Amount plus Estimated Closing Cash, the Securityholder Representative shall deliver to Buyer cash in the amount of such shortfall by wire transfer of immediately available funds to an account designated by the Buyer at least two Business Days prior to such payment; or (ii) if the sum of the Net Revolver Adjustment Amount plus Closing Cash is more than the sum of the Estimated Net Revolver Adjustment Amount plus Estimated Closing Cash, the Buyer shall transfer, or shall cause the Company to transfer (subject to Section 2.2(b)), to each Securityholder, cash in the amount of such Securityholder’s Transaction Percentage of such excess, by wire transfer of immediately available funds to an account designated by such Securityholder at least two Business Days prior to such payment (or, if no such account is so designated, by bank check for immediately available funds).

(d) For purposes of complying with the terms set forth in this Section 2.4, the Company shall cooperate with and make available to the other parties and their respective representatives all information, records, data and working papers of the Company and its Subsidiaries and shall permit access to the facilities and personnel of the Company and its Subsidiaries, as may be reasonably required in connection with the preparation and analysis of the Closing Statement, any objections of the Securityholder Representative to the Closing Statement and the resolution of any disputes in connection therewith.

2.5 Transactions to be Effected at the Closing. At the Closing, the following transactions shall be effected by the parties:

(a) each Seller shall deliver to the Buyer certificates representing the Purchase Shares owned by such Seller, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer;

(b) the Buyer shall pay the Closing Indebtedness (excluding all capitalized lease obligations) in accordance with the Pay-Off Letters;

(c) the Buyer shall pay the Company Expenses in accordance with invoices provided to the Buyer by the Company no later than two Business Days prior to the Closing;

(d) the Buyer shall deliver to the Escrow Agent by wire transfer of immediately available funds to a bank account of the Escrow Agent designated in writing by the Escrow Agent (such account to be designated at least two Business Days prior to the Closing and otherwise complying with the Escrow Agreement) (the “Escrow Account”) cash in the amount of $18,600,000 (the “Escrow Amount”);

(e) the Buyer shall transfer to the Company, by wire transfer of immediately available funds to a bank account of the Company designated in writing by the Company (such account to be designated at least two Business Days prior to the Closing) an amount equal to the excess of the Aggregate Consideration over the Escrow Amount;

(f) subject to satisfaction of the Buyer’s obligation under Section 2.5(e), the Company shall pay to each Seller by wire transfer of immediately available funds to a bank account designated in writing by such Seller (such account to be designated at least two Business Days prior to the Closing Date), an amount equal to (x) the Share Consideration payable to such Seller pursuant to Section 2.1 minus (y) such Seller’s Transaction Percentage of the Escrow Amount minus (z) such Seller’s Transaction Percentage of any Reserve Holdback.

2.6 Payment of Option Consideration. As promptly as practicable following the Closing (or, in the case of any Option holder who is not also a Seller, promptly following the later of the Closing and the receipt from such Option holder of an Option Cancellation Agreement, and subject to such receipt), the Buyer shall cause the Company to pay to such Option holder, by wire transfer of immediately available funds to an account designated by such Option holder at least two Business Days prior to such payment (or, if no such account is so designated, by bank check for immediately available funds), an amount equal to (x) the Option Consideration payable to such Option holder pursuant to Section 2.2 minus (y) such Option holder’s Transaction Percentage of the Escrow Amount minus (z) such Option holder’s Transaction Percentage of any Reserve Holdback (provided that the deductions described in clauses (y) and (z) shall not be made to the extent the Escrow Amount or a Reserve Holdback was deducted from the amounts payable to such Option holder pursuant to Section 2.5(f)).

2.7 Relationship Among the Securityholders.

(a) Each Securityholder hereby irrevocably appoints the Securityholder Representative as the sole representative of the Securityholders to act as the agent and on behalf of such Securityholders regarding any matter relating to or under this Agreement, the Escrow Agreement or the Contemplated Transactions, including for the purposes of: (i) making decisions with respect to the determination of the Net

Revolver Adjustment Amount and Closing Cash; (ii) determining whether the conditions to closing in ARTICLE 9 have been satisfied and supervising the Closing, including waiving any condition, as determined by the Securityholder Representative, in its sole discretion; (iii) taking any action that may be necessary or desirable, as determined by the Securityholder Representative, in its sole discretion, in connection with the termination of this Agreement in accordance with ARTICLE 11; (iv) taking any and all actions that may be necessary or desirable, as determined by the Securityholder Representative, in its sole discretion, in connection with the indemnification provisions set forth in ARTICLE 10, with the amendment of this Agreement in accordance with Section 12.2 or with the Escrow Agreement; (v) accepting notices on behalf of the Securityholders in accordance with Section 12.5; (vi) executing and delivering, on behalf of the Securityholders, any and all notices, documents or certificates to be executed by the Securityholders, in connection with this Agreement or the Escrow Agreement and the transactions contemplated hereby and thereby and (vii) granting any consent or approval on behalf of the Securityholders under this Agreement or the Escrow Agreement. As the representative of the Securityholders under this Agreement and the Escrow Agreement, the Securityholder Representative shall act as the agent for all Securityholders, shall have authority to bind each such Person in accordance with this Agreement and with the Escrow Agreement, and the Buyer may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon two Business Days’ prior written notice to the Buyer. The Buyer may conclusively rely upon, without independent verification or investigation, all decisions made by the Securityholder Representative in connection with this Agreement or with the Escrow Agreement in writing and signed by an officer of the Securityholder Representative.

(b) Each Securityholder hereby appoints the Securityholder Representative as such Securityholder’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, in such Securityholder’s name, place and stead, in any and all capacities, in connection with the Agreement, the Escrow Agreement and the Contemplated Transactions, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the sale of such Securityholder’s Purchase Shares as fully to all intents and purposes as such Securityholder might or could do in person.

(c) The Securityholder Representative shall have no liability to the Buyer for any default under this Agreement or the Escrow Agreement by any other Securityholder. Except for fraud or willful misconduct on its part, the Securityholder Representative shall have no liability to any other Securityholder under this Agreement or the Escrow Agreement for any action or omission by the Securityholder Representative on behalf of the other Securityholders.

(d) The Securityholder Representative shall be entitled to retain counsel and to incur such costs as the Securityholder Representative deems to be necessary or appropriate in connection with the performance of its obligations under this Agreement, the Escrow Agreement and the Contemplated Transactions (including the purchase of insurance or other financial support for the indemnification obligations of

Securityholders set forth in ARTICLE 10), and the Securityholder Representative shall be reimbursed for all such fees and expenses (including reasonable attorneys’ fees and expenses) by the Securityholders, each pro rata in accordance with their respective Transaction Percentages, provided no Securityholder’s liability for such expenses shall exceed the Total Consideration received by such Securityholder hereunder (net of any indemnity liabilities of such Securityholder hereunder or under the Contribution Agreement). The Securityholder Representative shall also be entitled to retain, as a reserve against amounts that may become payable from the Securityholders to the Buyer pursuant to Section 2.4, or to any Buyer Indemnified Party pursuant to ARTICLE 10 in respect of Company-Related Damages, in each case as determined in the reasonable discretion of the Securityholder Representative, amounts otherwise distributable to the Securityholders hereunder or under the Escrow Agreement. In furtherance of the foregoing, the Securityholder Representative shall be entitled to cause, by written notice delivered to the Buyer or Escrow Agent, as applicable, no later than one Business Day prior to the date of the applicable distribution, the Buyer to deposit with the Securityholder Representative a portion of any funds otherwise required to be paid to the Company pursuant to Section 2.5(e) in respect of the Aggregate Consideration and/or the Escrow Agent or the Company to retain and deposit with the Securityholder Representative a portion of any funds otherwise distributable to Securityholders hereunder or distributable to Securityholders under the Escrow Agreement, or otherwise withhold from any amount otherwise distributable to Securityholders hereunder, an amount determined by the Securityholder Representative in its reasonable discretion to be necessary or appropriate for expense reimbursement or as a reserve consistent with this Section 2.7(d) (a “Reserve Holdback”); provided, that no Securityholder shall bear more than its pro rata share of any such Reserve Holdback based on such Securityholder’s applicable Transaction Percentage. Each of the Securityholders acknowledges and agrees that there can be no assurances that the Escrow Amount or the Reserve Holdback will be paid or disbursed to the Securityholders. Any amounts retained by the Buyer, the Escrow Agent or the Company as a Reserve Holdback shall be promptly delivered to the Securityholder Representative by wire transfer of immediately available funds to an account designated by the Securityholder Representative.

(e) All of the immunities and powers granted to the Securityholder Representative under this Agreement shall survive the Closing Date and/or any termination of this Agreement and/or the Escrow Agreement. The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy, dissolution, winding up or liquidation of any of the Securityholders and (ii) shall survive the Closing.

2.8 Escrow Account. The Escrow Account shall be used to satisfy any claims of the Buyer for indemnification pursuant to ARTICLE 10 made from and after Closing. Any funds in the Escrow Account not so used shall be distributed to the Securityholders in accordance with the Escrow Agreement, subject to Section 2.7(d). As further provided in the Escrow Agreement, (i) on the six month anniversary of the Closing Date, an amount equal to the excess, if any, of (x) fifty percent (50%) of the amount deposited into the Escrow Amount on the Closing Date over (y) the sum of

(A) the total amount of distributions from the Escrow Account as of the six month anniversary of the Closing Date plus (B) the amount of Disputed Cash (as defined in the Escrow Agreement) in respect of Company-Related Claims initiated and properly noticed as of such date shall be disbursed to the Securityholders, to each in accordance with such Securityholder’s Transaction Percentage and (ii) on April 30, 2008, the remaining amounts held in the Escrow Account in excess of the amount of Disputed Cash in respect of Company-Related Claims initiated and properly noticed as of such date shall be disbursed to the Securityholders, to each in accordance with such Securityholder’s Transaction Percentage. The Escrow Amount shall be held and disbursed solely for the purposes and in accordance with the terms hereof and the Escrow Agreement. In the event of a conflict between the Escrow Agreement and this Agreement, the terms of this Agreement shall govern.

2.9 Closing Indebtedness. At least 11 Business Days prior to Closing, the Securityholder Representative (a) shall deliver to the Buyer (i) a certificate setting forth the Securityholder Representative’s good faith estimate of Closing Indebtedness as of the anticipated Closing Date, including the names of each Person to which such Closing Indebtedness is owed (each, a “Pay-Off Lender”) and the amounts owed to each Pay-Off Lender and (ii) forms of pay-off letters in customary form reasonably satisfactory to the Buyer to be executed at the Closing from all Pay-Off Lenders (the “Pay-Off Letters”) and (b) shall make arrangements reasonably satisfactory to the Buyer for the full and final release upon payment of Closing Indebtedness at the Closing of all Liens over the properties and assets of the Company and its Subsidiaries securing such Closing Indebtedness (in each case, excluding capitalized lease obligations).

2.10 Closing Deliveries of Sellers. At the Closing, the Sellers will deliver to the Buyer:

(a) certificates representing the Purchase Shares, duly endorsed (or accompanied by duly executed stock powers);

(b) Option Cancellation Agreements duly executed by the Company and each Option holder that is not a Seller;

(c) the executed copies of Pay-Off Letters from all Pay-Off Lenders;

(d) final invoices with respect to the Company Expenses (other than the directors and officers liability policy referred to in Section 7.7(b));

(e) written resignations of the directors and officers of the Company and its Subsidiaries set forth on Schedule 7.5;

(f) evidence reasonably satisfactory to the Buyer of termination of the Management Agreement, Stockholders Agreement and Registration Rights Agreement;

(g) the Escrow Agreement, executed by the Sellers;

(h) a certificate of non-foreign status of each Seller that complies with Section 1445 of the Code;

(i) a certificate of the Secretary of State of the State of Delaware dated as of a date not earlier than the 5th day prior to the Closing Date as to the good standing of the Company; and

(j) such other documents as are reasonably requested by the Buyer.

2.11 Closing Deliveries of the Buyer. At Closing, the Buyer shall deliver to the Sellers and the Company,

(a) the Escrow Agreement, executed by the Buyer;

(b) a certificate executed by the appropriate officials of the Company’s jurisdiction of incorporation, formation or organization dated as of a date not earlier than the 5th day prior to the Closing Date as to the good standing of the Buyer; and

(c) such other documents as are reasonably requested by the Sellers.

ARTICLE 3

THE CLOSING

3.1 Closing; Closing Date. The closing of the sale and purchase of the Purchase Shares contemplated hereby (the “Closing”) shall take place at the offices of Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022, at 10:00 a.m. local time, on the second (2nd) Business Day after the date that all of the conditions to the Closing set forth in ARTICLE 8 and ARTICLE 9 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or waived by the party entitled to waive the same, or at such other time, place and date that the Securityholder Representative and the Buyer may agree in writing. The date upon which the Closing occurs is referred to herein as the “Closing Date.”

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as disclosed by such Seller in the Schedules delivered by such Seller in connection with this Agreement (subject to Section 12.6), each Seller severally, and not jointly or jointly and severally, represents and warrants to the Buyer as follows:

4.1 Organization. Such Seller (other than any Seller who is an individual) is duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of the jurisdiction in which it is organized, with requisite organizational power and authority to own its properties and carry on its business in all material respects as presently owned or conducted, except where the failure to have such power or authority would not, individually or in the aggregate, impair such Seller’s ability to effect the Contemplated Transactions or subject the Buyer or the Company to Damages.

4.2 Binding Obligations. Such Seller (other than any Seller who is an individual) has all requisite organizational authority and power to execute, deliver and perform this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby and the execution, delivery and performance by such Seller of this Agreement and of the Escrow Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary action on the part of such Seller and no other proceedings on the part of such Seller are necessary to authorize the execution and delivery and performance of this Agreement or the Escrow Agreement by such Seller. Such Seller, if an individual, has the legal capacity to execute, deliver and perform this Agreement and the Escrow Agreement and to consummate the Contemplated Transactions. This Agreement and the Escrow Agreement have been duly executed and delivered by such Seller, and assuming that this Agreement and the Escrow Agreement constitutes the legal, valid and binding obligations of the other parties thereto, constitutes the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity.

4.3 No Defaults or Conflicts. The execution and delivery of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby by such Seller and performance by such Seller of its obligations hereunder (i) in the case of a Seller which is not an individual, do not result in any violation of the applicable organizational documents of such Seller; (ii) except for the Stockholders’ Agreement and as set forth on Schedule 4.3, do not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any agreement or instrument to which such Seller is a party or by which it is bound or to which its properties are subject; and (iii) assuming compliance with the matters addressed in Section 4.4, do not violate any existing applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over such Seller or any of its properties; provided, however, that no representation or warranty is made in the foregoing clauses (ii) or (iii) with respect to matters that, individually or in the aggregate, would not impair such Seller’s ability to consummate the Contemplated Transactions or subject the Buyer or the Company to Damages.

4.4 No Governmental Authorization Required. Except for applicable requirements of the HSR Act or similar foreign competition or Antitrust Laws or as otherwise set forth on Schedule 4.4, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by such Seller in connection with the due execution, delivery and performance by such Seller of this Agreement or the Escrow Agreement and the consummation by such Seller of the transactions contemplated hereby or thereby; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, impair such Seller’s ability to consummate the Contemplated Transactions or subject the Buyer or the Company to Damages.

4.5 The Shares. Annex A sets forth such Seller’s record ownership of the Company’s capital stock as of the date hereof. Other than the Options granted to the Sellers and as set forth on Schedule 4.5(i) and the shares of capital stock of the Company listed opposite such Seller’s name on Annex A (including, in the case of the Management Sellers, the Rollover Shares) such Seller has, as of the date hereof, no other equity interests or rights to acquire equity interests in the Company or the any of the Company’s Subsidiaries as of the date hereof. As of immediately prior to the Closing, such Seller will have good and valid title to the Shares owned by such Seller, free and clear of all Encumbrances, except restrictions on transfer under applicable securities laws Encumbrances created by Buyer’s or its Representatives’ acts. Assuming the Buyer has the requisite power and authority to be the lawful owner of such Purchase Shares, upon delivery to the Buyer at the Closing of certificates representing the Purchase Shares, duly endorsed by such Seller for transfer to the Buyer, and upon receipt of the Per Share Price by each Seller for each Purchase Share, good and valid title to the Purchase Shares will pass to the Buyer, free and clear of any Encumbrances, other than those arising from acts of the Buyer or its Representatives and Encumbrances on transfer imposed under applicable securities laws. Except as set forth on Schedule 4.5(ii), such Shares are not subject to any contract restricting or otherwise relating to the voting, dividend rights or disposition of such Shares.

4.6 Litigation. There is no claim, action, suit or legal proceeding pending or, to the Knowledge of such Seller, threatened, against such Seller or its properties or assets, before any Governmental Authority which seeks to prevent such Seller from consummating the Contemplated Transactions or which otherwise would reasonably be expected, individually or in the aggregate, to impair such Seller’s ability to effect the Contemplated Transactions or subject the Buyer or the Company to Damages.

4.7 Brokers. Other than UBS Securities LLC and Credit Suisse Securities (USA) LLC, no broker, finder or similar intermediary has acted for or on behalf of such Seller in connection with this Agreement or the Escrow Agreement or the Contemplated Transactions, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with such Seller or any action taken by them.

4.8 Foreign Person. Such Seller is not a foreign person for purposes of Section 1445 of the Code.

4.9 Exclusivity of Representations. The representations and warranties made by the Sellers in this Agreement are the exclusive representations and warranties made by or on behalf of the Sellers in connection with the Contemplated Transactions. The Sellers hereby disclaim any other express or implied representations or warranties.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed by the Company in the Schedules delivered by the Company in connection with this Agreement (subject to Section 12.6), the Company represents and warrants to the Buyer as follows:

5.1 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of formation. The Company and each of its Subsidiaries have all requisite organizational power and authority to own, lease and operate its properties and carry on its respective business as presently owned or conducted. Except as set forth on Schedule 5.1, the Company and each of its Subsidiaries has been qualified, licensed or registered to transact business as a foreign corporation and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of their business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or result in a material adverse effect on the Company’s or any of the Company’s Subsidiaries’ ability to consummate the transactions contemplated hereby. The Company has made available to Buyer true and correct copies of the certificates of incorporation and by-laws, or comparable organizational and governing documents, for the Company and each of its Subsidiaries as in effect on the date hereof.

5.2 Capitalization of the Company.

(a) Schedule 5.2(a)(i) sets forth a complete and accurate list of the authorized, issued and outstanding capital stock of the Company as of the date hereof. Schedule 5.2(a)(ii) sets forth a complete list of authorized, issued and outstanding Options as of the date hereof. Except as set forth on Schedule 5.2(a)(i) or Schedule 5.2(a)(ii), there are no other shares of capital stock or other equity securities of the Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to the capital stock of, or other equity or voting interest in, the Company, to which the Company or any of the Company’s Subsidiaries is a party or is bound requiring the issuance, delivery or sale of shares of capital stock of the Company. Other than the Options, there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, the Company to which the Company is a party or is bound. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth on Schedule 5.2(a)(iii), there are no contracts to which the Company is a party or by which it is bound to (x) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, the Company or (y) vote or dispose of any shares of capital stock of, or other equity or voting interest in, the Company.

(b) Except as set forth on Schedule 5.2(b), all of the issued and outstanding shares of capital stock of the Company as of the date hereof are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto. As of the Closing, all of the Shares will be duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto.

5.3 Subsidiaries. (a) Schedule 5.3(a)(i) sets forth a complete and accurate list of the name and jurisdiction of each Subsidiary of the Company and the authorized, issued and outstanding capital stock of each of the Company’s Subsidiaries. Each of the outstanding shares of capital stock of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable (to the extent such concepts are applicable) and is owned as set forth on Schedule 5.3(a)(i) of record by the Company or another Subsidiary of the Company, free and clear of any Encumbrances other than (i) Permitted Encumbrances and (ii) Encumbrances created by Buyer’s or its Affiliates’ acts. There is no other capital stock or equity securities of any of the Company’s Subsidiaries authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever to which the Company or any of the Company’s Subsidiaries is a party or may be bound requiring the issuance, delivery or sale of shares of capital stock of any of the Company’s Subsidiaries. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, any of the Company’s Subsidiaries to which the Company or any of the Company’s Subsidiaries is bound. None of the Company’s Subsidiaries has any authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of any of the Company’s Subsidiaries on any matter. There are no contracts to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries is bound to (i) repurchase, redeem or otherwise acquire any shares of the capital stock of, or other equity or voting interest in, the Company Subsidiary or (ii) vote or dispose of any shares of the capital stock of, or other equity or voting interest in, the Company Subsidiary.

(b) Except as set forth on Schedule 5.3(b), neither the Company nor any of the Company’s Subsidiaries owns, directly or indirectly, any capital stock of, or equity ownership or voting interest in, any Person (other than the Company’s Subsidiaries).

5.4 Binding Obligation. The Company has all requisite corporate authority and power to execute, deliver and perform this Agreement and the Escrow Agreement and to consummate the Contemplated Transactions. This Agreement and the Escrow Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by all required corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Escrow Agreement and the consummation of the Contemplated Transactions. This Agreement and the Escrow Agreement have been duly executed and delivered by the Company and, assuming that this Agreement and the Escrow Agreement constitutes the legal, valid and binding obligation of the other parties thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity.

5.5 No Defaults or Conflicts. The execution and delivery of this Agreement and the Escrow Agreement and the consummation of the Contemplated Transactions by the Company and performance by the Company of its obligations hereunder (i) does not conflict with, contravene or result in any violation of the certificates of incorporation and by-laws, or comparable organizational and governing documents, of the Company or any of the Company’s Subsidiaries; (ii) except as set forth on Schedule 5.5, does not conflict with, contravene or result in a breach of any of the material terms or provisions of, constitute a material default under, or give any Person the right to accelerate the maturity or performance, or otherwise cancel, terminate or modify the terms or conditions of, any Permit or any Material Contract to which the Company or any of its Subsidiaries is party or by which any of the Company, its Subsidiaries or their respective properties are bound; (iii) does not result in the imposition or creation of any

Encumbrance upon or with respect to any of the material assets of the Company or any of its Subsidiaries (other than Permitted Encumbrances and Encumbrances created by the Buyer’s or its Affiliates’ acts); and (iv) assuming compliance with the matters addressed in Section 5.5, does not result in a material violation of any Legal Requirement.

5.6 No Governmental Authorization Required. Except for applicable requirements of the HSR Act or similar foreign competition or Antitrust Laws or as otherwise set forth on Schedule 5.6, no material authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Company in connection with the due execution, delivery and performance by the Company of this Agreement or the Escrow Agreement and the consummation by the Company of the Contemplated Transactions.

5.7 Financial Statements. (a) The audited financial statements included in the Company Financial Statements present fairly, in all material respects: (i) the consolidated financial position of the Company and its Subsidiaries as of December 31, 2005 and 2004 and the consolidated results of operations and cash flows for the year ended December 31, 2005 and the period October 27, 2004 to December 31, 2004 and (ii) the consolidated results of operations and cash flows of the Predecessor and its Subsidiaries for the period January 1, 2004 to October 26, 2004, in conformity with GAAP. The unaudited interim financial statements included the Company Financial Statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the Balance Sheet Date and the consolidated results of operations and cash flows for the six months ended on the Balance Sheet Date, in conformity with GAAP (subject to normal year-end adjustments and the absence of notes that comply with GAAP).

(b) The Predecessor Financial Statements present fairly, in all material respects, the consolidated results of operations and consolidated cash flows of the Predecessor and its Subsidiaries for the year ended December 31, 2003, in conformity with GAAP.

(c) The Tube City Holdings Financial Statements present fairly, in all material respects, the consolidated financial position of Tube City Holdings and its Subsidiaries as of December 21, 2004 and December 31, 2003 and the consolidated results of their operations and their cash flows for the period January 1, 2004 to December 21, 2004, and the years ended December 31, 2003 and December 31, 2002, in conformity with GAAP.

(d) The Company has made available to Buyer complete copies of the Company Financial Statements, the Predecessor Financial Statements and the Tube City Holdings Financial Statements. The Financial Statements were derived from the books and records of the entities described therein, which books and records are maintained in all material respects in accordance with sound business practices.

(e) All accounts receivable of the Company and its Subsidiaries that are reflected on the Balance Sheet or on the accounting records of the Company and its Subsidiaries as of the Closing Date arose or will arise from sales actually made or services actually provided in the ordinary course of business.

(f) Except (i) as set forth in Schedule 5.7(f) or in the Financial Statements, (ii) for liabilities incurred in the ordinary course of business, consistent with past practice, since the Balance Sheet Date and (iii) as would not, individually or in the aggregate, result in a Material Adverse Effect, the Company and its Subsidiaries do not have any liabilities, debts or obligations of any nature (whether known or unknown, absolute, accrued, contingent or otherwise) that are required by GAAP to be reflected or reserved against in a balance sheet of the Company and its Subsidiaries.

5.8 Intellectual Property.

(a) Schedule 5.8(a) sets forth as of the date hereof, all registrations, issuances, filings and applications for all Intellectual Property Rights (as defined below) filed by, or issued or registered to, the Company or any of the Company’s Subsidiaries and all material license or royalty-bearing agreements (expressly excluding, without limiting the foregoing, licenses or other agreements for “off-the-shelf or other software widely available on generally standard terms and conditions) relating to Intellectual Property Rights to which the Company or any of the Company’s Subsidiaries is a party (each such license, an “IP License”).

(b) Except as set forth on Schedule 5.8(b), to the Knowledge of the Company, the Company or its Subsidiaries, as applicable, owns, or possesses licenses or other rights to use, all patents, trademarks and service marks (registered or unregistered), trade names (including, without limitation, the Company’s and the Company Subsidiary’s corporate name and logo), Internet domain names, copyright applications and registrations therefor, unregistered copyrights, computer software programs, industrial designs, inventions, invention disclosures, business methods, electronic databases, trade secrets and other intellectual property, whether or not subject to statutory registration, which are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as of the date hereof (the “Intellectual Property Rights”), free and clear of any Encumbrances other than Permitted Encumbrances. Each IP License to which the Company or any of the Company’s Subsidiaries is a party (i) is a legal and binding obligation of the Company or its Subsidiary, as applicable, and, to the Knowledge of the Company, the other relevant parties thereto and (ii) is in full force and effect and enforceable in accordance with the terms thereof.

(c) The validity of the Intellectual Property Rights and the title or rights to use thereof is not being challenged in any material litigation to which the Company or any of the Company’s Subsidiaries is a party, nor to the Knowledge of the Company, is any such material litigation threatened in writing.

(d) Except as set forth on Schedule 5.8(d), to the Knowledge of the Company, (i) no Person is infringing in any material respect upon or violating in any material respect any of the Intellectual Property Rights owned by the Company or any of the Company’s Subsidiaries, and (ii) the manufacture, marketing, license, distribution, sale and use of products currently sold by the Company or any of the Company’s Subsidiaries, as applicable, does not violate in any material respect any license agreement relating to Intellectual Property Rights to which the Company or any of the Company’s Subsidiaries is a party.

(e) The Company and its Subsidiaries have taken commercially reasonable precautions to protect the secrecy, confidentiality, and value of the Company’s Scrap Optimiser and GenBlend software (the “Specified Trade Secrets”). The Specified Trade Secrets are not part of the public knowledge or literature, and, to the Company’s Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Company and its Subsidiaries or a Person under an obligation of confidentiality to the Company or its Subsidiary).

5.9 Compliance with the Laws. Each of the Company and each of its Subsidiaries is, and at all times since January 1, 2003 have been, in compliance in all material respects with all, and has not received written notice from any Governmental Authority claiming any material violation of any federal, state, provincial, county, municipal, local laws, ordinances and regulations applicable to it or to the conduct or operation of its business or the ownership of its assets. No representation or warranty is given under this Section 5.9 with respect to Taxes, ERISA or employee benefits or Environmental Laws, which matters are covered exclusively under Sections 5.12, 5.14 and 5.15, respectively.

5.10 Contracts.

(a) Schedule 5.10(a) lists each contract, agreement or instrument (other than Company Plans and purchase orders) to which the Company or any of the Company’s Subsidiaries is a party or to which their respective assets, property or business are bound or subject as of the date hereof, in each case as of the date hereof, which is a (collectively, the contracts listed on Schedule 5.10(a) are referred to herein as the “Material Contracts”):

(i) contract, agreement or instrument the Company or any of the Company’s Subsidiaries has made payments of more than $1,000,000 in the 12 calendar months ended June 30, 2006, or is required to make payments of more than $1,000,000 in the 12 calendar months following the date hereof, or under which the Company or any of the Company’s Subsidiaries has received payments pursuant to of more than $3,000,000 in the 12 calendar months ended June 30, 2006;

(ii) Lease relating to Leased Real Property that is material to the Company and its Subsidiaries, taken as a whole;

(iii) contract, agreement or instrument relating to Indebtedness;

(iv) partnership, joint venture or similar agreement;

(v) contract, agreement or instrument regarding acquisitions or dispositions of a material portion of the assets of the Company or any of the Company’s Subsidiaries during the five years preceding the date hereof other than in the ordinary course of business;

(vi) contract, agreement or instrument which restrict the Company or any of the Company’s Subsidiaries from engaging in any aspect of its business or in any geographic area anywhere in the world;

(vii) contract granting any exclusive broker, marketing, sales representative relationship, franchising consignment or distribution right to any third party;

(viii) collective bargaining contract;

(ix) contract for the lease of personal property to or from any Person providing for lease payments in excess of $500,000 per annum;

(x) contract for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, providing for payments to the Company or its Subsidiary in excess of $3,000,000 per annum and the performance of which will extend over a period of more than one year;

(xi) contract providing for capital expenditures in excess of $1,000,000;

(xii) contract with any of the Sellers or their Affiliates (other than the Company and its Subsidiaries and other than any employment, employee benefits or similar agreement);

(xiii) contract for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $200,000;

(xiv) contract under which the Company or any Subsidiary has advanced or loaned any amount to any of its directors, officers, or employees outside the ordinary course of business; and

(xv) contract, other than a contract of a type listed above, that requires the Company or any Subsidiary to make payments equal to more than $1,000,000 per annum.

(b) The Company has made available to Buyer a correct and complete copy of each written Material Contract and a written summary setting forth the material terms and conditions of each oral Material Contract. Each of the Material Contracts is in full force and effect in all material respects and is a legal, valid and binding contract or agreement of the Company or a Subsidiary, as applicable, and, to the Company’s Knowledge, the other parties thereto. There is no material default or breach by the Company or any Subsidiary, or, to the Company’s Knowledge, any other party, in the timely performance of any material obligation to be performed or paid thereunder or any other material provision thereof and, to the Company’s Knowledge, no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration under any Material Contract. For purposes of this paragraph, any default or breach permitting the counter-party to terminate a Material Contract shall constitute a material breach or material default of such Material Contract.

5.11 Litigation. Except as set forth in Schedule 5.11, as of the date hereof, there are no material claims, actions or legal proceedings pending, or to the Knowledge of the Company, threatened against the Company or any of the Company’s Subsidiaries or any material portion of their respective properties or assets before any Governmental Authority against or involving the Company or any of the Company’s Subsidiaries. As of the date hereof, neither the Company nor any of the Company’s Subsidiaries is subject to any material unsatisfied order, judgment, injunction, ruling, decision, award or decree of any Governmental Authority. No representation or warranty is given under this Section 5.11 with respect to Environmental matters, which matters are covered exclusively under Section 5.15.

5.12 Taxes. Except as set forth on Schedule 5.12: (i) all material Tax Returns of or with respect to the Company and its Subsidiaries required to be filed have been timely filed (including any applicable extensions); (ii) such Tax Returns are true, complete and correct in all material respects; (iii) all material Taxes owed by the Company and its Subsidiaries have been timely paid, except for such Taxes, if any, as are being contested in good faith, and have been accrued and fully provided for on the books and records of the Company and its Subsidiaries, in each case, in all material respects in accordance with GAAP; (iv) the Company and its Subsidiaries have not received prior to the date hereof any written notice from any Governmental Authority of a currently pending audit or other examination with respect to Taxes due by the Company or any of its Subsidiaries; (v) there are no outstanding agreements or waivers executed or filed by the Company or any of the its Subsidiaries extending the statutory period of limitations applicable to any claim for Taxes due from the Company or any of the its Subsidiaries and no such waiver or extension has been requested in writing by any Governmental Authority; (vi) neither the Company nor any of the its Subsidiaries has been included in any “consolidated”, “unitary”, or “combined” Tax Return provided under the law of the United States or any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitation has not expired, other than a group of which the Company and/or its Subsidiaries are the only members; (vii) all material Taxes which the Company or any of its Subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, supplier, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable; (viii) no written claim has been made in the last three years by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction; (ix) there are no Tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any of its Subsidiaries or any predecessor or affiliate thereof and any other party (including Sellers and any predecessors or affiliates thereof) under which Buyer, the Company or any of its Subsidiaries could be liable for any Taxes or other claims of any other Person after the Closing; and (x) there are no deferred intercompany transactions between the Company and its Subsidiaries and there is no excess loss account (within the meaning of Treasury Regulations Section 1.1502-19 with respect to the stock of the Company or any of its Subsidiaries) which will, or may, result in the recognition of income upon the consummation of the transaction contemplated by this Agreement.

5.13 Permits. Schedule 5.13 sets forth an accurate and complete list of all material consents, authorizations, registrations, waivers, privileges, exemptions, qualifications, quotas, certificates, filings, franchises, licenses, notices, permits and rights necessary for the lawful conduct of the Company’s and its Subsidiaries’ businesses as presently conducted, or the lawful ownership of properties and assets or the operation of their businesses as conducted on the date hereof (collectively, “Permits”). All such Permits are in full force and effect in all material respects, and there has occurred no material default under any Permit by the Company or any of the Company’s Subsidiaries. No representation or warranty is given under this Section 5.13 with respect to Environmental matters, which matters are covered exclusively under Section 5.15.

5.14 Employee Benefit Plans.

(a) Schedule 5.14(a) contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, profit sharing, pension, retirement and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, maintained or contributed to, or required to be maintained or contributed to, by the Company or any of its Subsidiaries, for the benefit of any current or former director, officer or employee of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries could reasonably be expected to incur any material liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.” None of the Company Plans is a “multiple employer plan,” or a “multiple employer welfare arrangement,” as defined in ERISA or the Code. Except as set forth on Schedule 5.14(a), as required by Legal Requirement or as would not result in material liability to the Company and its Subsidiaries, none of the Company or any of its Subsidiaries has any obligation or agreement or commitment to create any additional Company Plan or to modify or change any existing Company Plan.

(b) With respect to each Company Plan (other than any “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”)), the Company has made available to Buyer a current copy (or, to the extent no such copy exists, a written description) thereof and, to the extent applicable: (i) any related trust agreement; (ii) the most recent IRS determination letter; (iii) the most recent summary plan description (and any summary of material modifications), (iv) for the most recent plan year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports and (v) any written correspondence received by the Company or its Subsidiaries from any Multiemployer Plan that provides the most recent estimates of the withdrawal liability that could be assessed on the Company and its Subsidiaries in the event of a complete or partial withdrawal by the Company or its Subsidiaries from such Multiemployer Plan.

(c) Except as set forth in Schedule 5.14(c), neither the Company nor any of the Company’s Subsidiaries contributes to or has been obligated to contribute during the preceding six years to any Multiemployer Plan.

(d) (i) Each Company Plan (other than any Multiemployer Plan) has been established and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Company Plan which is intended to be qualified within the meaning of Code Section 401 (a) has received a favorable determination letter from the IRS as to its qualification, and to the Knowledge of the Company nothing has occurred that could cause the loss of such qualification; and (iii) except as set forth on Schedule 5.14(d), neither the Company nor any of the Company’s Subsidiaries has any liability or obligation under any Company Plan which provides medical or death benefits with respect to current or former employees of the Company or any of the Company’s Subsidiaries beyond termination of their employment (other than coverage mandated by law). The Company and its Subsidiaries have complied in all material respects with the requirements of Section 4980B of the Code (“COBRA”) and any similar applicable state laws.

(e) Except as set forth on Schedule 5.14(e), as of the date hereof, neither the Company nor any Subsidiary has incurred, nor would reasonably expected to incur, any material liability with respect (i) to any Company Plan under Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA (other than liability for premium to the Pension Benefit Guaranty Corporation arising in the ordinary course of business) or (ii) any employee benefit plan (within the meaning of Section 3(3) of ERISA), other than a Company Plan, under Section 412 of the Code or Section 302 of ERISA or Title IV of ERISA as a result of being treated, prior to the Closing, as a single employer under Section 414 of the Code with any person or entity (other than the Company or any Subsidiary).

(f) With respect to any Company Plan, (i) no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened and (ii) to the Knowledge of the Company, no facts or circumstances exist that would give rise to any such material actions, suits or claims.

(g) No notice of a “reportable event” as defined in Section 4043 of ERISA for which the thirty (30) day reporting requirement has not been waived or extended has been required to be filed with respect to any Company Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA within the twenty-four (24) month period ending on the date hereof.

(h) Except as set forth on Schedule 5.14(h), neither the execution and delivery of this Agreement nor the consummation of any or all of the Contemplated Transactions will: (i) entitle any current or former director, officer or employee of the Company or any of the Subsidiaries to severance pay or any similar payment, (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such individual, (iii) require the immediate funding of any compensation or benefits, or (iv) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a “parachute payment” within the meaning of Code Section 280G.

(i) All Company Plans maintained outside of the U.S. primarily for the benefit of employees working outside of the U.S. (the “Non-U.S. Plans”) comply in all material respects with the applicable laws of the relevant jurisdiction (including any local regulatory or tax approval requirements), and with the governing provisions of the relevant Non-U.S. Benefit Plan (hereinafter referred to as “Applicable Local Law”). Except as would not reasonably be expected to result in material liability, with respect to each of the Non-U.S. Plans: (i) there is no pending or, to the knowledge of the Company, threatened litigation, (ii) to the Company’s knowledge, all the Non-U.S. Plans that are intended to obtain tax exemption on contributions, benefits and/or invested assets under Applicable Local Law now meet, and since their inception have met, the requirements for such tax exemption, and the tax exemption of any such Plan is not the subject of examination or pending cancellation, (iii) to the Company’s knowledge, no event has occurred that would subject any party to the imposition of any penalty with respect to the administration of any Non-U.S. Plan, and (iv) the benefits to be provided under each such Plan that have accrued in accordance with Applicable Local Law have been paid and/or properly reflected on the books and records and other financial reports of the Company and/or such Plan.

5.15 Environmental Compliance. Except as set forth on Schedule 5.15, (i) each of the Company and the Company’s Subsidiaries is in material compliance with all applicable Environmental Laws; (ii) each of the Company and the Company’s Subsidiaries have all material permits, authorizations and approvals required under any applicable Environmental Laws; (iii) there are no pending or, to the Knowledge of the Company, threatened material Environmental Claims against the Company or any of the

Company’s Subsidiaries; (iv) there has been no release of any Hazardous Material by the Company or any Subsidiary or by any other Person that would require investigation or cleanup involving material Damages by or otherwise result in material Damages to the Company or any Subsidiary pursuant to Environmental Laws; and (v) the Company has made available to Buyer true, correct and complete copies of any material environmental reports, studies, analyses, tests or monitoring in the possession or control of the Company or any of its Subsidiaries. The representations and warranties set forth in this Section 5.15 are the exclusive representations and warranties made by the Company with respect to Environmental Claims and matters arising under or pursuant to Environmental Laws.

5.16 Insurance. All material insurance policies (the “Insurance Policies”) with respect to the properties, assets, or business of the Company and its Subsidiaries are in full force and effect; and all premiums due and payable thereon have been paid in full. The Company has made available to Buyer true, correct and complete copies of each of the Insurance Policies or policy binders as in effect as of the date hereof. As of the date hereof, neither the Company nor any of the Company’s Subsidiaries has received a written notice of cancellation or non-renewal of any Insurance Policy.

5.17 Real Property.

(a) Schedule 5.17(a) contains a complete and accurate list as of the date hereof of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). The Company or its Subsidiaries, as applicable, have valid fee title to all Owned Real Property except where the failure to do so would not be material.

(b) Schedule 5.17(b)(i) contains a complete and accurate list as of the date hereof of all real property leased by the Company or its Subsidiary as lessee (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). Schedule 5.17(b)(ii) contains an accurate and complete list as of the date hereof of all leases or other binding agreements to which the Company or any of its Subsidiaries is party relating to the use or occupancy of the Leased Real Property (the “Leases”), as the same may have been amended, supplemented or otherwise modified from time to time. The Company or its Subsidiaries, as applicable, have valid leasehold interests in the material Leased Real Property, subject only to Permitted Encumbrances (it being understood that the no representation is made about the status of the fee title to the Leased Real Property).

(c) The tangible assets of the Company and its Subsidiaries have been maintained in accordance with normal industry practice, are in operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which it presently is used, in each case in all material respects. The Company or its Subsidiary owns, has a valid leasehold interest or otherwise has a valid right to use all of the material assets used in the business of the Company and its Subsidiaries.

(d) As of the date hereof, neither the Company nor any of the Subsidiaries has received a written notice of any pending condemnation proceedings or eminent domain proceedings of any kind against the Owned Real Property or any other material Real Property, and, to the Company’s Knowledge, none are threatened against the Owned Real Property or any other material Real Property.

5.18 Affiliate Transactions. Except for employment relationships and compensation, benefits, travel advances and employee loans in the ordinary course of business or as disclosed on Schedule 5.18, neither the Company nor any of the Company’s Subsidiaries is a party to any agreement with, or involving the making of any payment or transfer of assets to, any Securityholder, or any stockholder, officer, member, partner or director of any Securityholder or any Affiliate of any Securityholder.

5.19 Absence of Certain Changes or Events. Except as set forth on Schedule 5.19, or as otherwise contemplated by this Agreement or the Escrow Agreement, during the period from the Balance Sheet Date to the date of this Agreement, (i) the Company and its Subsidiaries have not engaged in any of the activities prohibited by Section 7.1(b) and (ii) there has been no Material Adverse Effect.

5.20 Suppliers and Customers.

(a) Schedule 5.20(a) sets forth the names of the 10 largest suppliers of the Company measured by dollar value for the 12 calendar months ended June 30, 2006. From January 1, 2006 to the date of this Agreement, none of the suppliers listed on Schedule 5.20(a) has notified in writing the Company or any of the Company’s Subsidiaries that it is (i) canceling or terminating its relationship with the Company or any of the Company’s Subsidiaries or (ii) materially and adversely modifying its relationship with the Company or any of the Company’s Subsidiaries.

(b) Schedule 5.20(b) sets forth the names of the 20 largest customers of the Company measured by dollar value for the 12 calendar months ended June 30, 2006. From January 1, 2006 to the date of this Agreement, none of the customers listed on Schedule 5.20(b) has notified in writing the Company or any of the Company’s Subsidiaries that it is (i) canceling or terminating its relationship with the Company or any of the Company’s Subsidiaries or (ii) materially and adversely modifying its relationship with the Company or any of the Company’s Subsidiaries.

5.21 Brokers. Other than UBS Securities LLC and Credit Suisse Securities (USA) LLC, no broker, finder or similar intermediary has acted for or on behalf of the Company or any of the Company’s Subsidiaries in connection with this Agreement or the Escrow Agreement or the Contemplated Transactions, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Company or any of the Company’s Subsidiaries or any action taken by them.

5.22 Labor and Employee Relations. Except as set forth on Schedule 5.22, or as would not be material: (a) no labor union has filed any representation petition or made any written or oral demand for recognition relating to the Company’s or any of its Subsidiaries’ employees, (b) to the Company’s Knowledge, there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certifications election with respect to the Company’s or any Subsidiary’s employees and (c) within the past three years no labor strike, material work stoppage, material slowdown, or other material labor dispute has occurred, and none is underway or, to the Company’s Knowledge, threatened and (d) the reserves on the Balance Sheet for workers’ compensation liability, plus any such reserves made in the financial statements of the Company and its Subsidiaries with respect to periods following the Balance Sheet Date, comply in all material respects with the requirements of GAAP. To the Company’s Knowledge, from the Balance Sheet Date to the date hereof, no employee of the Company or any of the Subsidiaries serving in the capacity of site manager has notified the Company or any of its Subsidiaries of any such site manager’s present intention to terminate his or her employment. With respect to the transaction contemplated hereby, any notice required under any collective bargaining agreement has been, or prior to the Closing Date will be, given, and any bargaining obligations with any employee representative will be satisfied. Within the past three years, neither the Company nor any of the Subsidiaries has implemented any plant closing or layoff of employees that could implicate the WARN Act, and neither the Company nor any of the Subsidiaries has any present intention to implement any plant closing or layoff of employment that could implicate the WARN Act.

5.23 Certain Payments. Since January 1, 2003, none of the Company and its Subsidiaries or any director, officer, agent, or employee thereof, in each case acting at the direction of the Company or its Subsidiary, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services, in violation of any material applicable Legal Requirement.

5.24 Exclusivity of Representations. The representations and warranties made by the Company in this Agreement are the exclusive representations and warranties made by or on behalf of the Company in connection with the Contemplated Transactions. The Company hereby disclaims any other express or implied representations or warranties.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed by the Buyer in the Schedules delivered by the Buyer in connection with this Agreement (subject to Section 12.6), the Buyer represents and warrants to the Company and the Securityholders as follows:

6.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with requisite corporate power and authority to own its properties and carry on its business in all material respects as presently owned or conducted, except where the failure to have such power or authority would not, individually or in the aggregate, impair the Buyer’s ability to effect the Contemplated Transactions.

6.2 Binding Obligation. The Buyer has all requisite corporate authority and power to execute, deliver and perform this Agreement and the Escrow Agreement and to consummate the transactions contemplated hereby and thereby and the execution, delivery and performance by the Buyer of this Agreement and of the Escrow Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary action on the part of the Buyer and no other proceedings on the part of the Buyer are necessary to authorize the execution and delivery and performance of this Agreement or the Escrow Agreement by the Buyer. This Agreement and the Escrow Agreement have been duly executed and delivered by the Buyer, and assuming that this Agreement and the Escrow Agreement constitutes the legal, valid and binding obligations of the other parties thereto, constitutes the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity.

6.3 No Defaults or Conflicts. The execution and delivery of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby or thereby by the Buyer and performance by the Buyer of its obligations hereunder (i) do not result in any violation of the charter or by-laws or other constituent documents of the Buyer; (ii) except as set forth on Schedule 6.3, do not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any agreement or instrument to which the Buyer is a party or by which it is bound or to which its properties are be subject; and (iii) assuming compliance with the matters addressed in Section 6.4, do not violate any existing applicable law, rule, regulation, judgment, order or decree or any Governmental Authority having jurisdiction over the Buyer or any of its properties; provided, however, that no representation or warranty is made in the foregoing clauses (ii) or (iii) with respect to matters that would not reasonably be expected, individually or in the aggregate, to impair the Buyer’s ability to effect the Contemplated Transactions.

6.4 No Governmental Authorization Required. Except for applicable requirements of the HSR Act or similar foreign competition or Antitrust Laws or as otherwise set forth on Schedule 6.4, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Buyer in connection with the due execution, delivery and performance by the Buyer of this Agreement or the Escrow Agreement and the consummation by the Buyer of the Contemplated Transactions; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, impair Buyer’s ability to effect the Contemplated Transactions.

6.5 Litigation. There is no claim, action, suit or legal proceeding pending or, to the Knowledge of the Buyer, threatened, against the Buyer or its properties or assets, before any Governmental Authority which seeks to prevent the Buyer from consummating the Contemplated Transactions or which otherwise would reasonably be expected, individually or in the aggregate, to materially the Buyer’s ability to effect the Contemplated Transactions.

6.6 Brokers. No broker, finder or similar intermediary has acted for or on behalf of the Buyer in connection with this Agreement or the Escrow Agreement or the Contemplated Transactions, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Buyer or any action taken by the Buyer.

6.7 Sufficient Funds. The Buyer has delivered to the Sellers true and complete copies of (i) the commitment letter, dated November 7, 2006 among the Buyer, UBS Loan Finance LLC, UBS Securities LLC, Credit Suisse Securities (USA) LLC and Credit Suisse, Cayman Islands Branch (the “Debt Commitment Letter”) and (iii) the equity commitment letter, dated as of the date hereof, between the buyer and Onex Partners II LP (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”). None of the Commitment Letters has been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect. The Commitment Letters are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amounts set forth in the Commitment Letters, other than as set forth in the Commitment Letters. The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Commitment Letters will be sufficient for the Buyer to consummate the Contemplated Transactions, including paying all amounts payable under this Agreement, and to pay all related fees and expenses. As of the date of this Agreement, the Buyer has no reason to believe that any of the conditions to the financing contemplated by the Commitment Letters that are in the Buyer’s or its Affiliates’ control will not be satisfied or that such financing will not be available to the Buyer on the Closing Date.

6.8 Buyer’s Reliance. The Buyer acknowledges that none of the Securityholders, the Company or any other Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Shares, the Company or any of the Company’s Subsidiaries furnished or made available to the Buyer and its representatives, including any financial projections or other forward-looking statements, except as expressly set forth in ARTICLE 4 or ARTICLE 5, and, except as set forth in ARTICLE 4 or ARTICLE 5, none of the Securityholders or any other Person (including any officer, director, member or partner of any Securityholder) shall have or be subject to any liability to the Buyer (except in the case of fraud), or any other Person, resulting from Buyer’s use of any information, documents or material made available to the Buyer, its Affiliates, its providers of financing and any representative, agent or advisor of any such Person in any confidential information memoranda, “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby. The Buyer acknowledges that, should the Closing occur, the Buyer shall acquire the Company and the Company’s Subsidiaries without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in ARTICLE 4 or ARTICLE 5; provided, however, that nothing in this Section 6.8 is intended to limit or modify the representations and warranties contained in ARTICLE 4 or ARTICLE 5. The Buyer acknowledges that, except for the representations and warranties contained in ARTICLE 4 or ARTICLE 5, neither the Company, the Securityholders nor any other Person has made, and the Buyer has not relied on any other express or implied representation or warranty by or on behalf of the Company or the Securityholders.

6.9 Investment Purpose. The Buyer will be purchasing the Purchase Shares for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities laws. The Buyer acknowledges that the sale of the Purchase Shares hereunder has not been registered under the Securities Act of 1933, as amended and the rules promulgated thereunder (the “Securities Act”) or any state securities laws, and that the Purchase Shares may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. Buyer represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

6.10 Business of Buyer. None of Buyer, any entity within the same person as Buyer, Onex Corporation or any entity controlled by Onex Corporation: (a) derive any revenue in the lines of businesses indicated by the NAICS Codes listed in Schedule 6.10(a), (b) owns 5% or more of the outstanding voting securities of any of the entities listed in Schedule 6.10(b), or (c) is a general partner in, or has any management responsibilities with respect to, any of the entities listed on Schedule 6.10(b). For purposes of this Section 6.10, the terms “person”, “entity” and “control” (and variations thereof) shall have the meanings set forth in the rules under the HSR Act.

ARTICLE 7

COVENANTS

Unless this Agreement is terminated pursuant to ARTICLE 11, the parties hereto covenant and agree as follows:

7.1 Conduct of Business of the Company. Except as contemplated by this Agreement or the Escrow Agreement or as otherwise set forth in Schedule 7.1, during the period from the date of this Agreement to the earlier of the Closing Date and the termination of this Agreement in accordance with ARTICLE 11, the Company and the Company’s Subsidiaries shall conduct their business and operations in the ordinary course and, without limiting the generality of the forgoing:

(a) the Company and its Subsidiaries shall use commercially reasonably efforts to:

(i) operate the Company’s cash management practices in accordance with past practices, including the payment of Indebtedness, collection of receivables, purchase of inventory, provision of services, payment of payables and incurrence of and payment or financing of capital expenditures, the maintenance of normal levels of petty cash and cash held in the various accounts of the Company and its Subsidiaries;

(ii) maintain and protect all Intellectual Property Rights of the Company in accordance with past practices;

(iii) maintain the material assets of the Company in repair, order and condition consistent with past practices;

(iv) maintain the books, accounts and records of the Company in accordance with past practices;

(v) cooperate with Buyer, at Buyer’s request and expense (to the extent the out-of-pocket costs thereof is more than de minimis), in addressing any chain of title issues relating to the Company’s Intellectual Property Rights that are identified in writing by the Buyer to the Company prior to the date hereof; and

(b) without the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed in the case of clauses (v), (vii), (viii) and (x) through (xv); provided, that Buyer shall respond as soon as reasonably practicable but in no event later than two Business Days following receipt of the Company’s written request for such response), shall not undertake any of the following actions:

(i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of additional shares of capital stock of any class of the Company (including the Shares) or any of the Company’s Subsidiaries, or securities convertible into or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities of the Company or of any of the Company’s Subsidiaries;

(ii) redeem, purchase or otherwise acquire any outstanding shares of the capital stock of the Company or any of the Company’s Subsidiaries; provided that nothing in this Agreement or the Escrow Agreement shall restrict the Company from declaring or paying any cash dividend or making any other cash distribution to the Securityholders prior to the Closing;

(iii) adopt any amendment to the Certificate of Incorporation or By-laws of the Company or the comparable organizational or governing documents of any of the Company’s Subsidiaries;

(iv) (A) incur any Indebtedness other than in the ordinary course of business consistent with past practice or (B) incur any Indebtedness that would constitute Closing Indebtedness and cannot be prepaid at Closing;

(v) (A) increase in any material manner the rate or terms of compensation or benefits of any of its employees, or (B) enter into, adopt or amend in any material respect any collective bargaining agreement or Company Plan except, in the case of clauses (A) and (B), (I) to the extent required by applicable Legal Requirement, (II) as may be required under any Company Plan or other agreement in effect on the date hereof or (III) other than with respect to directors or executive officers as effected in the ordinary course of business consistent with past practice, including with respect to newly hired individuals and promotions;

(vi) (A) except in the ordinary course of business consistent with past practice, sell, lease, transfer or otherwise dispose of, any of its material property or assets or (B) create any Encumbrance (other than a Permitted Encumbrance) on any material property or assets;

(vii) make any loans, advances or capital contributions other than in the ordinary course of business consistent with past practices;

(viii) enter into, materially amend or become subject to any contract that, if entered into prior to the date hereof, would be a Material Contract, other than in the ordinary course of business consistent with past practices;

(ix) acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions;

(x) make any change in any method of accounting or auditing practice other than those required by GAAP or applicable law;

(xi) enter into any transaction with an Affiliate that would be binding after Closing;

(xii) make, terminate or modify any material election for purposes of any Taxes;

(xiii) accelerate the collection of accounts receivable, defer or delay the purchase of raw materials and/or inventories or the payment of accounts payable other than in the ordinary course of business consistent with past practice;

(xiv) commit to make any capital expenditures in excess of $1,000,000;

(xv) settle or compromise any litigation or claim material to the Company and its Subsidiaries, taken as a whole;

(xvi) effect any recapitalization, redemption or repurchase of the capital stock of the Company or any of its Subsidiaries; or

(xvii) agree in writing to take any of the foregoing actions.

7.2 Access to Information; Confidentiality; Public Announcements.

(a) During the period from the date of this Agreement to the earlier of Closing Date and the termination of the Agreement in accordance with ARTICLE 11, the Company shall give the Buyer and its counsel, accountants, consultants, financial advisors, agents and other representatives (including its financing sources and their counsel, accountants and other representatives) (including the Buyer, collectively, the “Buyer Representatives”), in each case that have agreed to be bound by the Confidentiality Agreement, reasonable access during normal business hours to all books, records, offices, premises other assets, facilities and properties of the Company and the Company’s Subsidiaries as the Buyer, or its authorized representatives may from time to time reasonably request; provided, however, that any such access shall be conducted in a manner not to interfere in any material respect with the businesses or operations of the Company or its Subsidiaries and the Buyer shall not conduct any invasive environmental sampling or testing with respect to the Real Property. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries shall not be required to disclose any information to the Buyer, or the Buyer Representatives, if doing so could (i) violate any agreement or federal, state, provincial, municipal, local or foreign law, rule or regulation to which the Company or any of the Company’s Subsidiaries is a party or to which the Company or any of the Company’s Subsidiaries are subject or (ii) result in a waiver of any attorney-client, work-product or other legal privilege with respect to such information.

(b) Any information provided to or obtained by the Buyer or its authorized representatives pursuant to paragraph (a) above shall be subject to the Confidentiality Agreement, dated July 3, 2006, by and between the Buyer and UBS Securities LLC, as representative of the Company (the “Confidentiality Agreement”), and shall be held by the Buyer in accordance with and be subject to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary herein, the terms and provisions of the Confidentiality Agreement shall survive the termination of this Agreement in accordance with the terms therein. The Confidentiality Agreement shall terminate at the Effective Date.

(c) From and after the Closing, each Seller will, and will cause its Affiliates to, keep confidential all confidential information relating to the Company’s and its Subsidiaries’ business (the “Confidential Information”). In the event that, after the Closing, any Seller or any of its Affiliates are required by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process to disclose any of the Confidential Information, such Person shall provide the Company with prompt prior written notice of such requirement, shall cooperate (unless prohibited by law) with any effort the Company may make to obtain a protective order or similar action to prevent the disclosure of Confidential Information, and if no such order is obtained or the Company waives the requirements of this Section 7.4(c), such Person shall furnish only that portion of the Confidential Information that it is advised by counsel is legally required, and such Person shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information. The term “Confidential Information” does not include any information that (i) at the time of disclosure is generally available to and known by the public (other than as a result of a disclosure by any Seller or its Affiliate) or (ii) was available to such Seller or its Affiliate on a non-confidential basis from a source (other than the Company or its Subsidiaries) that is not and was not prohibited from disclosing such information to such Seller or its Affiliate by a contractual, legal, or fiduciary obligation. To the extent any Management Seller has a confidentiality obligation under the provisions of an employment agreement with the Company or its Subsidiary, the employment agreement of such Seller shall control and replace the applicable matters covered by this Section 7.4(c). Notwithstanding the foregoing, the announcement, description or discussion of the transactions contemplated by this Agreement and any related matters required to be disclosed in any public filing shall not be subject to the requirements of this Section 7.4(c), but shall be subject to Section 7.2(d). Notwithstanding the foregoing, nothing in this Section 7.4(c) shall prohibit or restrict the Securityholder Representative or any Securityholder from disclosing Confidential Information in connection with the enforcement of such Person’s rights, or the with the defense of claims against such Person, under this Agreement or in connection with the Contemplated Transactions.

(d) Unless otherwise required by applicable Legal Requirement or the rules of any applicable stock exchange, prior to the Closing Date, no press release or other public announcement pertaining to this Agreement or the Contemplated Transactions will be made by any party hereto without the prior written consent of the Buyer or Securityholder Representative, as applicable, except that any party may make any disclosure required by applicable Legal Requirement (including federal securities laws) or the rules of any applicable stock exchange if it determines in good faith that it is required to do so and, with respect to such disclosure, provides the other with prior notice and a reasonable opportunity to review the disclosure. Prior to issuing a press release or other public announcement required by applicable Legal Requirement or the rules of any applicable stock exchange with respect to Contemplated Transactions, the parties shall consult with each other and each party shall have a reasonable opportunity to comment on such press release prior to issuance.

7.3 Financing.

(a) The Buyer shall use its commercially reasonable efforts to arrange the debt financing contemplated by the Debt Commitment Letter on the terms and conditions described in the Debt Commitment Letter, including using commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms that are not materially less beneficial to the Buyer and its Subsidiaries following the Closing, taken at a whole, (ii) satisfy on a timely basis all conditions applicable to the Buyer in such definitive agreements that are within its control (including by consummating the financing contemplated by the Equity Commitment Letter) and (iii) consummate such debt financing at Closing. Subject to the Closing of such debt financing or the Alternative Debt Financing (as defined below) concurrently therewith, and the satisfaction of the conditions set forth in ARTICLE 8, the Buyer shall obtain the financing contemplated by the Equity Commitment Letter. In the event Buyer obtains Knowledge that the financing contemplated by the Debt Commitment Letter is reasonably unlikely to be available on the terms and conditions contemplated in the Debt Commitment Letter, the Buyer shall use its commercially reasonable efforts to arrange to obtain alternative financing (“Alternative Debt Financing”), including from alternative sources, on terms not materially less beneficial to the Buyer and its Subsidiaries following the Closing, taken at a whole. The Buyer shall keep the Securityholder Representative informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange financing in connection with the Contemplated Transactions and shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, any of the Commitment Letters without the prior written consent of the Securityholder Representative (such consent not to be unreasonably withheld or delayed). The Buyer shall provide prompt written notice to the Securityholder Representative promptly of any termination or proposed termination of any Commitment Letter or of any proposed amendment or modification to any Commitment Letter.

(b) From and after the date of this Agreement, the Company shall and shall cause its Subsidiaries to, as reasonably requested by Buyer and at Buyer’s sole expense, use their commercially reasonable efforts to cooperate and assist in the arrangement and marketing of the financing contemplated by the Debt Commitment Letter or of Alternative Debt Financing; provided, however, that such requested cooperation and assistance shall not unreasonably interfere with the ongoing operations of the Company. Such cooperation and assistance shall include, but not be limited to, in each case subject to the preceding sentence, (i) assisting in the preparation of road show materials and supplementing and updating any such materials, including the delivery of such quarterly financial statements and related comfort from auditors as the Buyer may reasonably request, (ii) participating in road show presentations (including one-on-one meetings) with proposed purchasers of such financing and (iii) assisting in the preparation of the prospectus or offering memorandum, as the case may be, relating to such financing and any amendments or supplements thereto. The Buyer acknowledges that none of the Company, any Securityholder or any of their respective Affiliates will have any liability to the Buyer or any Buyer Indemnified Party hereunder with respect to any cooperation or services provided under this Section 7.3(b), including in connection with any misstatement or omission in any documents prepared pursuant to this Section 7.3(b), and that no representation or warranty is made hereunder with respect to any such cooperation, services or documents. Buyer shall indemnify and hold harmless the Securityholders and their respective Affiliates (other than the Company and its Subsidiaries), and its and their directors, officers, employees, agents and representatives and, if the Closing does not occur, the Company and its Affiliates and its and their directors, officers, agents and representatives, with respect to any Damages arising from efforts undertaken by any such Person prior to Closing pursuant to this Section 7.3(b), in each case except to the extent arising from any such Person’s gross negligence or willful misconduct.

7.4 Filings and Authorizations; Consummation.

(a) The Buyer and the Company shall, if required by applicable law, as promptly as practicable, but in no event later than ten Business Days following the date hereof, file or supply, or cause to be filed or supplied in connection with the transactions contemplated herein, all notifications and information required to be filed or supplied pursuant to the HSR Act. The Buyer acknowledges and agrees that it shall pay and shall be solely responsible for the payment of all filing fees and other charges for the filing under the HSR Act.

(b) Each of the Buyer and the Company, as promptly as practicable, shall make, or cause to be made, all other filings and submissions under laws, rules and regulations applicable to it, or to its Subsidiaries and Affiliates, as may be required for it to consummate the Contemplated Transactions and use its commercially reasonable efforts (which shall not require either party to make any payment or concession to any Person in connection with obtaining such Person’s consent) to obtain, or cause to be obtained, all other authorizations, approvals, consents and waivers from all Governmental Authorities and other Persons necessary to be obtained by it, or its Subsidiaries or Affiliates, in order for it to consummate the Contemplated Transactions.

(c) The Buyer, the Company and the Sellers shall coordinate and cooperate with one another in exchanging and providing such information to each other and in making the filings and requests referred to in Sections 7.4(a) and 7.4(b); provided, however, that no such party shall be required to share information with the other parties with respect to the filing under the HSR Act which is not related to the Contemplated Transactions. The parties hereto shall supply such reasonable assistance as may be reasonably requested by any other party hereto in connection with the foregoing.

(d) Each of the Buyer and the Company shall promptly inform the other parties of any material communication from the Federal Trade Commission, the

Department of Justice or any other Governmental Authority regarding any of the Contemplated Transactions. If the Buyer or the Company or any of their respective Affiliates receives a request for additional information or documentary material from any such Governmental Authority with respect to the Contemplated Transactions, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The Buyer will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which the Buyer proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with Contemplated Transactions.

(e) Between the date hereof and the Closing, neither Buyer nor Onex Partners II LP nor any entity controlled by Onex Partners II LP shall acquire control or enter into an agreement to acquire control of any of the entities listed in Schedule 6.10(b). For purposes of this Section 7.4(e), the term “control” (and variations thereof) shall have the meaning set forth in the rules under the HSR Act.

7.5 Resignations. The Company shall cause to be delivered to the Buyer on the Closing Date such resignations of members of the Board of Directors and officers of the Company and the Company’s Subsidiaries as set forth on Schedule 7.5 attached hereto, such resignations to be effective as of the Effective Time.

7.6 Further Assurances. From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with ARTICLE 11, each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby. Each party shall, on or prior to the Closing Date, use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the Contemplated Transactions.

7.7 Officer and Director Indemnification and Insurance.

(a) The Buyer agrees that all rights to indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date now existing in favor of the current or former directors, officers or employees of the Company or any of its Subsidiaries, as provided in the respective certificates of incorporation or by-laws, or other comparable organizational or governing documents, or in indemnification agreements, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms for a period of not less than six years after the Closing Date.

(b) The Buyer shall, or shall cause the Company and its Subsidiaries to, maintain, in effect for six years from the Closing Date, at no expense to the beneficiaries thereof, a “tail” or “runoff” directors’ and officers’ liability insurance policy of at least the same coverage, with an insurer of no lower financial rating, and containing terms and conditions which are no less advantageous to any beneficiary thereof than those of the directors’ and officers’ liability insurance policy currently applicable to the Company, and otherwise reasonably acceptable to the Securityholder Representative, in each case providing coverage with respect to matters existing or occurring at or prior to the Closing Date (including the negotiation, execution and performance of this Agreement and the Escrow Agreement and the consummation of the Contemplated Transactions). The premium payable upon issuance of such policy shall be included in Company Expenses to the extent unpaid at Closing.

7.8 Transfer of Shares. Except for the transactions contemplated by this Agreement or by the Escrow Agreement, from the date hereof until the Closing Date, each Seller severally, and not jointly or jointly and severally, agrees that it shall not transfer record ownership of any shares of capital stock of the Company to any Person without the prior written consent of the Buyer.

7.9 Termination of Agreements. The Sellers shall cause the Management Agreement, the Registration Rights Agreement and the Stockholders Agreement to be terminated as of the Effective Time.

7.10 Waiver of Conflicts Regarding Representation. Recognizing that Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”) has acted as legal counsel to Wellspring and its Affiliates, and may be deemed to have acted as legal counsel to the Company and the Company’s Subsidiaries prior to the Closing, and that Paul, Weiss intends to act as legal counsel to Wellspring and its Affiliates after the Closing, each of the Buyer and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Paul, Weiss representing Wellspring and its Affiliates after the Closing, including in Wellspring’s capacity as the Securityholder Representative.

7.11 Exclusivity. Until the earlier to occur of the termination of this Agreement and Effective Time, each Seller shall not, and shall cause the Company and its Subsidiaries and their Representatives not to: (a) solicit or initiate any proposal or offer from any Person relating to, or enter into or consummate any Alternative Transaction; or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any Alternative Transaction. In addition, each Seller shall, and shall cause the Company and the Subsidiaries and its and their Representatives to, cease all discussions with any Persons other than the Buyer and its Representatives with respect to any Alternative Transaction. For purposes hereof, “Alternative Transaction” means, in each case except as contemplated by this Agreement or as consented to in writing by Buyer, any (i) reorganization, dissolution, liquidation, refinancing or recapitalization of the Company or any of the Company’s Subsidiaries, (ii) any merger, consolidation, share exchange or acquisition of or involving the Company or any of the Company’s Subsidiaries, (iii) any sale of all or substantially all of assets of the Company and its Subsidiaries, (iv) any public offering of equity securities of the Company or any of its Subsidiaries or (v) any transaction or business combination similar to those described in clauses (i) through (iv) involving the Company or any of its Subsidiaries.

7.12 Release.

(a) Effective as of the Closing Date, each Securityholder party hereto hereby forever irrevocably discharges the Company, its Subsidiaries and their respective officers and directors from any and all claims and causes of action whatsoever, of whatever nature, character or description, whether known or unknown, whether anticipated or unanticipated, whether in law or in equity, arising from such Securityholder’s ownership of Shares or Options, other than with respect to any obligations under this Agreement or the Escrow Agreement or in connection with the Contemplated Transactions.

(b) Effective as of the Closing Date, the Buyer, the Company and each of the Company’s Subsidiaries hereby forever irrevocably discharges each Securityholder, its Subsidiaries and their respective officers and directors from any and all claims and causes of action whatsoever, of whatever nature, character or description, whether known or unknown, whether anticipated or unanticipated, whether in law or in equity, arising from such Securityholder’s ownership of Shares or Options, other than with respect to any obligations under this Agreement or the Escrow Agreement or in connection with the Contemplated Transactions.

7.13 Net Revolver Calculations. To the extent reasonably practicable, from the date hereof until the Business Day prior to Closing, the Company shall provide the Buyer and the Securityholder Representative with a calculation, produced each Business Day, of the Net Revolver for each Business Day during such period and of the account balances comprising such figure.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of the Buyer to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Buyer:

8.1 Representations and Warranties.

(a) The representations and warranties of the Sellers contained in ARTICLE 4 (i) which are not subject to a materiality qualification shall be true and correct in all material respects, and (ii) which are subject to a materiality qualification shall be true and correct in all respects, in each case on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case as though made on and as of such date).

(b) The representations and warranties the Company (i) contained in Sections 5.1, 5.2(a), 5.3, 5.4 and 5.21 (the “Company Fundamental Representations”) shall be true in all material respects (or, if subject to a materiality qualification, true in all respects) or (ii) contained in any other Section of ARTICLE 5 shall be true and correct with only such exceptions as, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, in each case on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case as though made on and as of such date).

8.2 Performance. The Company and the Sellers shall have performed and complied in all material respects with all agreements and covenants required by this Agreement and the Escrow Agreement to be performed and complied with by them prior to or on the Closing Date.

8.3 Officer’s Certificate. The Company with respect to it, and each of the Sellers, with respect to themselves individually, shall have delivered to the Buyer a certificate, signed by an executive officer of the Company in the case of the Company, and each of the Sellers or the Securityholder Representative in the case of the Sellers, dated as of the Closing Date, certifying the applicable matters set forth in Sections 8.1 and 8.2.

8.4 HSR Act: Legal Prohibition.

(a) With respect to the transactions contemplated hereby, all applicable waiting periods under the HSR Act shall have expired or been terminated.

(b) On the Closing Date, there shall exist no Legal Requirement, injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits, and no litigation shall have been commenced by a Governmental Authority in a Material Jurisdiction seeking to prohibit, the consummation of the transactions contemplated under this Agreement and no such litigation shall have been threatened by a United States federal or state Governmental Authority (or a Governmental Authority of another Material Jurisdiction) in a manner reasonably likely to result in such litigation.

8.5 Financing. The Buyer shall have received debt financing contemplated by the Debt Commitment Letter, or shall have received Alternative Debt

Financing, in an amount that, when combined with the financing contemplated under the Equity Commitment Letter, is sufficient to pay the amounts required hereunder to be paid by the Buyer at Closing.

8.6 Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect or any event reasonably likely to result in a Material Adverse Effect.

8.7 Hedging Transactions. The hedging agreements described in Schedule 8.7 and all other hedging agreements entered into after the date hereof shall have been terminated effective as of the opening of business on the Closing Date without cost or Damage to the Company or its Subsidiaries after the Closing.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

The obligation of the Sellers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Securityholder Representative on behalf of the Sellers:

9.1 Representations and Warranties Accurate. The representations and warranties of the Buyer contained in ARTICLE 6 (i) which are not subject to a materiality qualification shall be true and correct in all material respects and (ii) which are subject to a materiality qualification shall be true and correct in all respects, in each case on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties expressly stated to related to a specific date, in which case as though made on and as of such date).

9.2 Performance. The Buyer shall have performed and complied in all material respects with all agreements and covenants required by this Agreement and the Escrow Agreement to be performed and complied with by it prior to or on the Closing Date.

9.3 Officer Certificate. The Buyer shall have delivered to the Company and to the Securityholder Representative a certificate, signed by an executive officer of the Buyer, dated as of the Closing Date, certifying the matters set forth in Sections 9.1 and 9.2.

9.4 HSR Act; Legal Prohibition.

(a) With respect to the transactions contemplated hereby, all applicable waiting periods under the HSR Act shall have expired or been terminated.

(b) On the Closing Date, there shall exist no Legal Requirement injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits, and no litigation shall have been commenced by a Governmental Authority in a Material Jurisdiction seeking to prohibit, the consummation of the transactions contemplated under this Agreement and no such litigation shall have been threatened by a United States federal or state Governmental Authority (or a Governmental Authority of another Material Jurisdiction) in a manner reasonably likely to result in such litigation.

ARTICLE 10

INDEMNIFICATION

10.1 Securityholders’ Indemnification. Subject to the limitations set forth elsewhere in this ARTICLE 10, from and after Closing:

(a) Each Securityholder other than Wellspring shall, severally in accordance with their respective Transaction Percentages and not jointly in respect of the other Securityholders, and Wellspring shall, jointly and severally, indemnify and hold harmless the Buyer and its Affiliates, and their respective directors, officers, employees, partners, stockholders, members, representatives, and agents, and their respective successors and assigns (collectively, the “Buyer Indemnified Parties”) against any and all Damages (whether or not involving a third party claim) that any Buyer Indemnified Party may suffer or become subject to as a result of, or arising out of or in connection with (i) the failure of any representation or warranty made by the Company in this Agreement (a “Company-Related Representation”) other than the Company Fundamental Representations and representations and warranties under Section 5.12 (“Tax Representations”) to be true and correct as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case as though made on and as of such date), (ii) the breach by the Company of any covenant or agreement of the Company contained in this Agreement or the failure of any Company Fundamental Representation or Tax Representations to be true and correct as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case as though made on and as of such date) and (iii) the environmental matters set forth in Schedule 10.1(a)(iii) in accordance with Section 10.3(e) (such Damages and Actions referred to in clauses (i), (ii) and (iii) above are referred to herein as “Company-Related Damages”). Subject to the other limitations set forth in this ARTICLE 10, each Securityholder other than Wellspring shall be liable solely for its Transaction Percentage of any Company-Related Damages; provided that Wellspring shall, subject to the other limitations set forth in this ARTICLE 10, be liable for all Company-Related Damages on a joint and several basis. A Buyer Indemnified Party may bring a legal action to enforce such liability against Wellspring or any other Securityholder whether or not such legal action is also brought against any other Securityholder; provided that no Buyer Indemnified Party may object to the joining of any other Securityholder as a party to any such action.

(b) Each Seller, severally and not jointly and severally, shall indemnify and hold harmless the Buyer Indemnified Parties against any and all Damages (whether involving a third party or among the parties to this Agreement) that any Buyer Indemnified Party may suffer or become subject to as a result of, or arising out of or in connection with (i) the failure of any representation or warranty made by such Seller, but not any other Seller, in this Agreement other than such Seller’s representations and warranties contained in Section 4.1, 4.2, 4.5 and 4.7 (the “Seller Fundamental Representations”) to be true and correct as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case as of such earlier date), and (ii) the breach by such Seller, but not by any other Seller, of any covenant or agreement of such Seller contained in this Agreement or the failure of any Seller Fundamental Representation made by such Seller, but not any other Seller, in this Agreement to be true and correct as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case as of such earlier date) (such Damages and Actions referred to in clauses (i) and (ii) above are referred to herein as “Seller-Specific Damages”).

10.2 Buyer’s Indemnification. The Buyer shall indemnify and hold harmless the Securityholders and their Affiliates, and their respective directors, managers, officers, employees, partners, stockholders, members, representatives, and agents, and their respective successors and assigns (collectively, the “Securityholder Indemnified Parties”) against any and all Damages (whether involving a third party or among the parties to this Agreement) that any Securityholder Indemnified Party may suffer or become subject to as a result of, arising out of, or in connection with (i) the failure of any representation or warranty made by the Buyer in this Agreement other than the representations and warranties contained in Sections 6.1, 6.2 and 6.6 (the “Buyer Fundamental Representations” and, together with the Company Fundamental Representations and the Seller Fundamental Representations, the “Fundamental Representations”) to be true and correct as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case as of such earlier date), and (ii) any breach of any covenant or agreement of the Buyer contained in this Agreement or the failure of any Buyer Fundamental Representations to be true and correct as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case as of such earlier date).

10.3 Limitations on Amount of Damages.

(a) Notwithstanding anything to the contrary in this Agreement: (i) no Securityholder shall be liable for any indemnification under Section 10.1(a)(i) unless and until the aggregate amount of Damages incurred by the Buyer Indemnified Parties as a result of the matters described in Section 10.1(a)(i) exceeds the Deductible, and to the extent the amount of Damages exceeds the Deductible, the Buyer Indemnified Parties shall be entitled to recover only Damages in excess of the Deductible; (ii) no Securityholder shall be liable for any indemnification under Section 10.1(a)(i) with respect to any single event or set of facts or circumstances (or series of related or similar events, facts or circumstances), and no Buyer Indemnified Party shall be entitled to make a claim for indemnification in respect thereof or apply amounts to the Deductible with respect thereto, unless and until the aggregate amount of Damages incurred by the Buyer Indemnified Parties and otherwise subject to indemnification under Section 10.1(a)(i) with respect to such single event or set of facts or circumstances (or series of related or similar events, facts or circumstances) exceeds $50,000 (and, upon satisfaction of such amount, and subject to the other provisions of this ARTICLE 10, including clause (i) above, the Buyer Indemnified Parties shall be entitled to recover all such Damages subject to indemnification under Section 10.1(a)(i) (or, as applicable, such amount shall be applied to the Deductible)); and (iii) the aggregate liability of the Securityholders under Section 10.1(a)(i), under 10.1(a)(ii) (but only with respect to Tax Representations) and under 10.1(a)(iii) shall be limited to an amount equal to the Cap.

(b) Seller-Specific Damages shall be recoverable solely from the breaching Seller personally, but shall not exceed the portion of the Purchase Price actually paid to such Securityholder, and shall not be recoverable from any other Seller.

(c) Notwithstanding any other provision of this Agreement: (i) the Buyer shall not be liable for any indemnification under Section 10.2(i) unless and until the aggregate of such Damages incurred by the Seller Indemnified Parties as a result of the matters described in Section 10.2(i) exceeds the Deductible and, to the extent the amount of Damages exceeds the Deductible, the Securityholder Indemnified Parties shall be entitled to recover only Damages in excess of the Deductible; and (ii) the aggregate liability of Buyer under Section 10.2(i) shall be limited to an amount equal to the Cap.

(d) Any claim for Company-Related Damages shall first be made against the amounts held in the Escrow Account prior to pursuing any other assets of any Securityholder. No claim may be made against the Escrow Account in respect of Seller-Specific Damages.

(e) Provisions related to Company-Related Damages.

(i) West Mifflin Landfill.

(A) The Buyer Indemnified Parties shall be entitled to indemnification pursuant to Section 10.1(a)(iii) for Damages arising out of the presence of or exposure to Hazardous Materials at, or emanating from, the West Mifflin Landfill, including but not limited to (x) capital costs for implementing the Closure Plan Approval, and (y) O&M Costs incurred in connection with implementation of and compliance with the Closure Plan Approval, but shall not be entitled to indemnification for O&M Costs incurred prior to the receipt of Closure Plan Approval. Indemnification for the matters described in clause (y) of the preceding sentence shall be subject to the following limitations and procedures:

(1) Upon receipt of Closure Plan Approval, Buyer shall promptly deliver a copy of such Closure Plan Approval to Securityholder Representative and within 30 days of delivery thereof, Buyer and Securityholder Representative shall each make a submission to Environmental Resource Management, Inc. (or, if such firm is unable or unwilling to perform such assignment, another consultant reasonably acceptable to the Buyer and the Securityholder Representative) (the “Independent Consultant”) of information relevant to the determination of the O&M Payment (as defined below). The Independent Consultant may rely on these submissions and on its own investigation of the elements of the O&M Payment in making its determination of the O&M Payment. The Buyer and Securityholder Representative shall instruct the Independent Consultant to make its determination within 30 days after receipt of the submissions. The determination of the Independent Consultant shall be final. The costs of the Independent Consultant shall be shared equally by the Buyer on the one hand and, the Securityholders (each in accordance with such Securityholder’s Transaction Percentage) on the other.

(2) The Independent Consultant shall be instructed to estimate the average annual O&M Costs to implement and comply with the Closure Plan Approval. The O&M Payment shall be four times the difference between (x) such estimate of annual O&M Costs and (y) Current O&M Costs.

(3) Promptly following determination of the O&M Payment, the Securityholders shall make the O&M Payment to the Company on behalf of the Buyer Indemnified Parties (and shall be liable for such payment in accordance with the last sentence of Section 10.1(a)).

(B) Buyer and the Company shall control the process of implementing complying with the West Mifflin Consent Order. Buyer and the Company shall promptly provide to the Securityholders all relevant information concerning compliance with the West Mifflin Consent Order, and promptly provide copies to the Securityholders of all correspondence, reports, proposals and analyses related to compliance with the West Mifflin Consent Order.

(C) The Securityholders’ indemnity obligations under Section 10.1(a)(iii) with respect to Damages for O&M Costs, capital costs and other costs for compliance with the West Mifflin Consent Order and the receipt of Closure Plan Approval shall be fully satisfied and discharged, and the Securityholders shall have no further indemnification obligations with respect to such Damages, upon making the O&M Payment and payment for the capital costs referred to Section 10.3(e)(i)(A)(x).

(ii) Envirosafe Landfills. The Buyer Indemnified Parties shall not be entitled to any indemnification pursuant to Section 10.1(a)(iii) for Damages relating to the Envirosafe Landfills if the Buyer or any of its Subsidiaries, Affiliates, officers, directors, employees or agents initiate any communication with any Governmental Authority with respect to the Envirosafe Landfills, or undertake any other action that initiates or instigates further investigation or action by any Governmental Authority with respect to the Envirosafe Landfills, except to the extent that the person initiating such communication or action (x) has been advised by counsel that such communication or action is required by Environmental Laws or (y) reasonably determines, based on information not known to Buyer prior to the Closing Date, that such communication or action is necessary to avoid a material risk to public health and safety.

10.4 Procedures.

(a) Promptly after a Person entitled to indemnification hereunder (the “Indemnified Party”) has received notice or has actual Knowledge of any claim or the commencement of any Action for which such party may be entitled to indemnification under this ARTICLE 10 (a “Claim”), the Indemnified Party shall, if it or they believe that such claim or Action is indemnifiable, give the party required to provide indemnification hereunder (the “Indemnifying Party”), written notice of such claim or the commencement of such Action and describe the claim or Action in reasonable detail (the “Claims Notice”). Such notice shall state the nature and basis of such claim or Action and the amount in dispute under such claim or Action, if known at such time. The Indemnified Party delivering a Claims Notice may, but shall not be required to, specify in such Claims Notice a dollar amount of Damages alleged with respect to the subject claim or Action (such amount, the “Specified Damages”). In each such case, the Indemnified Party agrees to give such notice to the Indemnifying Party reasonably promptly following its receipt of notice or other knowledge of any such claim or Action; provided that the failure of the Indemnified Party to give such notice shall not excuse the Indemnifying Party’s obligation to indemnify except to the extent the Indemnifying Party has been damaged or prejudiced by reason of the Indemnified Party’s failure to give or delay in giving such notice. Promptly following the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with all relevant information in its or its Affiliates possession relating to the matters referred to in the Claims Notice. The Indemnifying Party shall respond to the Indemnified Party (a “Claim Response”) within thirty (30) days (the “Response Period”) after the date that the Claims Notice is sent by the Indemnified Party. Any Claim Response must specify whether or not the Indemnifying Party disputes the Claim described in the Claims Notice (or, in the case of a Third Party Claim, that the Indemnified Party reserves its rights pending resolution of such Third Party Claim). If the Indemnifying Party fails to give a Claim Response within the Response Period, the Indemnifying Party will be deemed not to dispute the Claim described in the related Claims Notice. If the Indemnifying Party elects not to dispute a Claim described in a Claims Notice, whether by failing to give a timely Claim Response or by written notice to the Indemnified Party, then the amount of Specified Damages set forth in such Claims Notice will be conclusively deemed to be an obligation of the Indemnifying Party, and the Indemnifying Party shall pay (or, if the Indemnifying Party is a Securityholder, upon Buyer’s request, the Securityholder Representative shall cause to be paid from the Escrow Account by delivering a written instruction to the Escrow Agent instructing the Escrow Agent to pay Buyer from the Escrow Account), in cash, to the Indemnified Party within fifteen (15) days after the last day of the applicable Response Period the amount of Specified Damages set forth in the Claims Notice. If the Indemnifying Party delivers a Claim Response not relating to a Third Party Claim within the Response Period indicating that it disputes one or more of the matters identified in the Claims Notice, the Indemnifying Party and the Indemnified Party shall promptly meet and act in good faith to settle the dispute before otherwise seeking to enforce their respective rights under this ARTICLE 10.

(b) Third Party Claims. In the event of any claim by a third party against an Indemnified Party for which indemnification or reimbursement, as applicable, is available hereunder (a “Third Party Claim”), the Indemnifying Party shall have the right, exercisable by written notice to Buyer or Securityholder Representative, as applicable, within thirty (30) days of receipt of a Claims Notice to assume and conduct the defense of the underlying Third Party Claim with counsel selected by the Indemnifying Party; provided that prior to assuming and conducting any such defense, such Indemnifying Party shall be required to first acknowledge in writing to the Indemnified Party that such Claim is subject to indemnification under, and subject to the terms of, this ARTICLE 10; and provided further, that the Indemnified Party may retain separate co- counsel at its sole cost and expense and participate in the defense of the third party claim. Notwithstanding the foregoing, the Indemnifying Party shall not have the right to assume control of the defense of any Third Party Claim and shall pay the reasonable fees and out- of-pocket expenses of counsel retained by the Indemnified Party with respect to such Third Party Claim if: (A) the Indemnifying Party does not conduct the defense of the third party claim with reasonable diligence; or (B) the Third Party Claim (I) seeks non- monetary, equitable or injunctive relief, (II) alleges violations of criminal law, or (III) includes as the named parties in any such Third Party Claim both the Indemnified Party and the Indemnifying Parties and the Indemnified Party reasonably determines that representation by both parties by the same counsel would be prohibited by applicable codes of professional conduct. If the Indemnifying Party has assumed such defense as provided in this Section 10.4(b), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by any Indemnified Party in connection with the defense of such claim. If the Indemnifying Party does not assume the defense of any third party claim in accordance with this Section 10.4(b), the Indemnified Party may continue to defend such claim at the reasonable cost of the Indemnifying Party (subject to the limitations set forth in this ARTICLE 10) and the Indemnifying Party may still participate in, but not control, the defense of such Third Party Claim at the Indemnifying Party’s sole cost and expense.

(c) Settlement.

(i) If the Indemnifying Party does not assume and conduct the defense of the Third Party Claim in accordance with Section 10.4(b), or is not entitled to do so, the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim without the written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed).

(ii) If the Indemnifying Party assumes and conducts the defense of the Third Party Claim in accordance with Section 10.4(b), the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed, except with respect to any settlement that (A) provides for injunctive or other non-monetary relief affecting the Indemnified Party, or (B) does not grant an unconditional release of the Indemnified Party from all Liability with respect to such Third Party Claim).

(d) In any Third Party Claim, the party responsible for the defense of such claim shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of such claim, including, without limitation, all settlement negotiations and offers. The Indemnified Party shall use all commercially reasonable efforts to make available to the Indemnifying Party and its representatives all books and records of the Indemnified Party relating to such Third Party Claim and shall cooperate with the Indemnifying Party in the defense of the Third Party Claim, including by making available personnel as witnesses in connection with any Action.

(e) All notices, consents, elections and actions to be given to or by, or made or taken by the Securityholders shall be given to or by, or made or taken by, the Securityholder Representative.

10.5 Survival. The respective representations and warranties of the parties contained in this Agreement, and the rights and obligations of the parties under this ARTICLE 10 with respect to breaches of such representations and warranties, shall survive the Closing until April 30, 2008 (provided that the Fundamental Representations and the representations and warranties contained in Section 5.12 shall survive until thirty (30) days after the expiration of the applicable statute of limitations and the representations and warranties contained in Section 5.15, which shall survive until the fifth (5th) anniversary of the Closing Date) and the obligations of the Securityholders under Section 10.1(a)(iii) shall survive until the fifth anniversary of the Closing Date (as applicable, the “Survival Date”) and all covenants and agreements in this Agreement that contemplate performance thereof following the Closing Date and the provisions of Sections 7.6 and 7.9 and ARTICLE 12 shall survive the Closing in accordance with their respective terms. Notwithstanding anything to the contrary herein, if the Closure Plan Approval is not obtained by the fifth (5th) anniversary of the Closing Date, indemnification pursuant to Section 10.1(a)(iii) shall not be available for any O&M Costs, capital costs or other costs for compliance with the West Mifflin Consent Order incurred after the fifth (5th) anniversary of the Closing Date. Any claims under this Agreement with respect to a breach of a representation or warranty, or pursuant to Section 10.1(a)(iii) must be asserted by a Claims Notice delivered prior to 11:59 P.M., New York time, on the Survival Date and, if such a notice is given, the survival period for such provision (and only such portion of such provision the breach of which is the subject of such notice) shall continue until the claim is fully resolved, provided that unless legal action in a court of competent jurisdiction is commenced in pursuit of any such claim within six months of the Survival Date, the underlying claim(s) shall be deemed waived; provided, further that no such waiver shall apply to the extent that, notwithstanding the Indemnified Party’s good faith efforts to bring such claim, the failure to commence such claim within such period was prohibited by applicable law or otherwise prevented by matters outside of the control of any Indemnified Party.

10.6 Mitigation of Damages. The Buyer shall take, and shall cause its Affiliates (including the Company and its Subsidiaries after the Closing) to take, all commercially reasonable steps to mitigate any Damages—including any Damages relating to the West Mifflin Consent Order, actions taken thereunder or any amendment or modification thereof- upon becoming aware of any event that would reasonably be expected to, or does, give rise to Damages. The Sellers shall take all commercially reasonable steps to mitigate any Damages upon becoming aware of any event that would reasonably be expected to, or does, give rise to Damages.

10.7 Calculation of Damages. The amount of any Damages for which indemnification is provided under this ARTICLE 10 (a) shall be net of any Collateral Source Payments and (b) shall be net of an amount equal to any Tax Benefits received by the Indemnified Party in respect of such Damages. If the amount to be deducted under this Section 10.7 from any payment required under this ARTICLE 10 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this ARTICLE 10, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Section 10.7 had such determination been made at the time of such payment. The Indemnified Party shall seek recovery of any Collateral Source Payments before or within a reasonable amount of time after making any claim for indemnification by the Indemnifying Party. Any Indemnifying Party may, in its sole discretion, require any Indemnified Party to grant an assignment of the right of the Indemnified Party to any Collateral Source Payments, including the right to assert claims for payment of such Collateral Source Payments.

10.8 Exclusive Remedy. The Buyer and the Securityholders acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any breaches of the representations, warranties, covenants and agreements set forth in this Agreement shall be pursuant to the indemnification provisions set forth in this ARTICLE 10, other than for fraud or as set forth in Section 12.16. The Buyer and the Securityholders hereby waive, to the fullest extent permitted under applicable law, any and all rights, claims, and causes of action it may have against any other party or any of such other party’s Affiliates, arising under or based upon any law (including any such rights, claims, or causes of action arising under or based upon common law or otherwise) with respect to any and all claims relating to the subject matter of this Agreement and the transactions contemplated hereby, except as set forth in the preceding sentence.

10.9 Treatment of Indemnification Payments. Any indemnification payments made by the Securityholders or any of them pursuant to this ARTICLE 10 shall be, to the extent permitted by law, treated by all parties as a reduction in the Purchase Price received by such Securityholder(s) hereunder.

10.10 Interpretation of Limitations. For purposes of this ARTICLE 10, any qualification of a representation and warranty by the words “material” or “Material Adverse Effect” or similar variations on the term “material” shall be disregarded for purpose of determining the amount of Damages resulting from a breach of such representation and warranty, but not for the purpose of determining whether any such breach has occurred.

10.11 Knowledge and Investigation. The Company and each Securityholder acknowledge and agree that no right of indemnification on the part of the Buyer or any other Buyer Indemnified Party shall be limited, restricted or waived in any way by reason of any knowledge, investigation or audit conducted prior to the Closing or the knowledge of the Buyer or its Affiliates or representatives at any time prior to the Closing of any breach of any representation, warranty, covenant or agreement of the Company or any Seller, or the decision of the Buyer to complete the Closing. Notwithstanding anything to the contrary, herein, the Buyer shall have the right, irrespective of any such knowledge, investigation or any decision by the Buyer to complete the Closing, to rely fully on the representations, warranties, covenants and agreements of the Company and Sellers contained in this Agreement (and any certificate delivered hereunder).

10.12 Limitation of Damages. UNDER NO CIRCUMSTANCES SHALL THE SECURITYHOLDERS HAVE ANY LIABILITY TO THE BUYER OR ANY OF ITS AFFILIATES UNDER THIS AGREEMENT FOR, AND THE BUYER AND ITS AFFILIATES SHALL NOT HAVE THE RIGHT TO CLAIM OR RECOVER FROM THE SECURITYHOLDERS, ANY INDIRECT, EXEMPLARY, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL (EXCEPT TO THE EXTENT INCLUDED IN THE DEFINITION OF “DAMAGES” IN SECTION 1.1) OR SIMILAR DAMAGES, LOSSES OR EXPENSES OF ANY KIND OR NATURE WHATSOEVER (INCLUDING LOSS OF PROFITS, GOODWILL OR BUSINESS OPPORTUNITIES), WHETHER FORESEEABLE OR UNFORESEEABLE, HOWSOEVER CAUSED OR ON ANY THEORY OF LIABILITY, EVEN IF THE SELLERS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

ARTICLE 11

TERMINATION

11.1 Termination. This Agreement may be terminated on or prior to the Closing Date as follows:

(a) by the mutual consent of the Buyer and the Securityholder Representative;

(b) at the election of the Buyer or the Securityholder Representative, if the Closing Date shall not have occurred on or before February 15, 2007 (the “Termination Date”): provided, however, that the Agreement may not be terminated pursuant to this 11.1 (b) by any party if such party’s material breach of any representation, warranty, covenant or other agreement contained herein shall have been the proximate cause of the failure of the Closing to be completed prior to such date;

(c) if a court of competent jurisdiction or other Governmental Authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and nonappealable;

(d) by the Securityholder Representative, if Buyer (i) has breached or failed to perform any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in ARTICLE 9 would not be satisfied or (ii) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the closing condition set forth in ARTICLE 9 would not be satisfied, and in the case of either (i) or (ii) above, such breach or failure to perform is not cured within 30 days after receipt of written notice thereof or is incapable of being cured by Buyer by the Termination Date; or

(e) by Buyer, if the Sellers or the Company (i) have breached or failed to perform any of their covenants or other agreements contained in this Agreement to be complied with by them such that the closing condition set forth in ARTICLE 8 would not be satisfied or (ii) there exists a breach of any representation or warranty of the Sellers or the Company contained in this Agreement such that the closing condition set forth in ARTICLE 8 would not be satisfied, and in the case of either (i) or (ii) above, such breach or failure to perform is not cured within 30 days after receipt of written notice thereof or is incapable of being cured by the Sellers or the Company by the Termination Date.

11.2 Survival After Termination. If this Agreement is terminated by the parties in accordance with Section 10.1 hereof, this Agreement shall become void and of no further force and effect; provided, however, that none of the parties hereto shall have any liability in respect of a termination of this Agreement, except that the provisions of Sections 4.7, 5.21 and 6.6 (Brokers), Section 7.2(b) (Confidential Information), this Section 11.2 and ARTICLE 12 (excluding Section 12.14 (Conveyance Taxes)) shall survive the termination of this Agreement and that nothing herein shall relieve any party from any liability for any material breach of the provisions of this Agreement prior to the termination of this Agreement.

ARTICLE 12

MISCELLANEOUS

12.1 Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement, the Escrow Agreement and the Contemplated Transactions shall be paid by the party incurring such costs and expenses; provided that (i) all fees and expenses of the Company or the Securityholder Representative related to the transactions contemplated by this Agreement or by the Escrow Agreement, including a transaction fee payable to an Affiliate of the Securityholder Representative, (ii) the premium payable upon issuance of the “tail” or “runoff directors’ and officers’ liability insurance policy contemplated by Section 7.7(b), (iii) all accrued and unpaid fees and expenses payable by the Company under the Management Agreement, and (iv) any transaction bonus, discretionary bonus, “stay-put” or other compensatory payments to be made to employees of the Company or any of the Company’s Subsidiaries at Closing as a result of the execution of this Agreement or the Escrow Agreement or consummation of the transactions contemplated hereby or thereby or at the discretion of the Company or any of the Company’s Subsidiaries (other than any payments due as a result of any, direct or indirect, action taken by the Buyer or any of its Affiliates from and after the Closing) shall, to the extent not previously paid, be paid by the Company on the Closing Date (all of such fees and expenses payable on the Closing Date to be invoiced prior to the Closing Date) (the “Company Expenses”). If, following the Closing, Company is presented with valid invoices for Company Expenses that were not paid at or prior to the Closing, the Company shall promptly deliver such invoices to the Securityholder Representative and such unpaid Company Expenses shall be paid or otherwise discharged by the Securityholders in accordance with their respective Transaction Percentages.

12.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, that in accordance with Section 2.7, the Securityholder Representative shall have the power to execute any amendment to this Agreement on behalf of the Securityholders and the Buyer shall be entitled to conclusively rely upon such execution.

12.3 Entire Agreement. This Agreement including the Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement, and the Escrow Agreement and other documents delivered pursuant to this Agreement, together with the Confidentiality Agreement, constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.

12.4 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

12.5 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (i) in writing and served by personal delivery upon the party for whom it is intended, (ii) if delivered by telecopier with receipt confirmed, or (iii) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:

If, to any of the Securityholders or the Securityholder Representative:

Mill Services Holdings, LLC

c/o Wellspring Capital Partners III, L.P.

Lever House

390 Park Avenue

New York, New York 10022-4608

Attention: Carl M. Stanton

Fax: (212)318-9810

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: James H. Schwab, Esq.

Fax: (212)757-3900

If to the Company, prior to the Closing:

Tube City IMS Corporation

12 Monongahela Avenue

Glassport, Pennsylvania

Attention: Thomas E. Lippard, Esq.

Fax: (412)675-8297

With a copy to:

Wellspring Capital Partners III, L.P.

Lever House

390 Park Avenue

New York, New York 10022-4608

Attention: Carl M. Stanton

Fax: (212)318-9810

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: James H. Schwab, Esq.

Fax: (212)757-3900

If to the Buyer or, after the Closing, to the Company:

Onex Partners II LP

712 Fifth Avenue

New York, New York 10019

Attention: Timothy A.R. Duncanson

Fax: (212)582-0909

and

Onex Corporation

161 Bay Street

Toronto, Ontario, Canada M5J 2S1

Attention: Andrea Daly, Esq.

Fax: (416)362-5765

With a copy to:

Kaye Scholer LLP

425 Park Avenue

New York, New York 10022

Attention: Joel I. Greenberg, Esq. and Derek Stoldt, Esq.

Fax: (212)836-6532

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 12.5.

12.6 Exhibits and Schedules.

(a) Any matter, information or item disclosed in the Schedules delivered by the Company or the Sellers or in any of the Exhibits attached hereto, under any specific representation or warranty or Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation or warranty in this Agreement in respect of which the relevance of such disclosure is reasonably apparent on the face of such disclosure. The inclusion of any matter, information or item in any Schedule to this Agreement shall not be deemed to constitute an admission of any liability by the Sellers, individually or collectively, or by the Company, or to otherwise imply, to any Person that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

(b) The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement and all references to this Agreement shall be deemed to include references to the Schedule and Exhibits thereto.

12.7 Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement; provided, that in accordance with Section 2.7, the Securityholder Representative shall have the power to execute any waiver with respect to this Agreement on behalf of any Securityholder and the Buyer shall be entitled to conclusively rely upon such execution.

12.8 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion; provided, however, that Buyer may assign its rights under this Agreement to any Affiliate thereof or as security in connection with any financing incurred in connection with the Contemplated Transactions. Any purported assignment without such prior written consents shall be void. No assignment of rights under this Agreement shall relieve the assigning party of its obligations hereunder.

12.9 No Third Party Beneficiary. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except for the current and former officers, directors and employees of the Company as set forth in Section 7.7.

12.10 Counterparts; Parties. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Upon execution and delivery of an Option Cancellation Agreement, the Option holder party thereto shall become subject to the obligations and entitled to the rights applicable to Securityholders hereunder (excluding rights and obligation that by their terms are applicable only to Sellers).

12.11 Governing Law and Jurisdiction. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

12.12 Consent to Jurisdiction and Service of Process. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in the New York, New York, and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

12.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12.14 Conveyance Taxes. The Buyer and the Sellers agree to share equally in the payment of all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the Contemplated Transactions. The Buyer and the Securityholder Representative agree to jointly file all required change of ownership and similar statements.

12.15 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

12.16 Specific Performance. The parties recognize that their rights under this Agreement are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for injunctive relief and specific performance to the extent permitted by applicable law so long as the party seeking such relief is prepared to consummate the transactions contemplated hereby. The parties agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach of the provisions of this Agreement and hereby agree to waive the defense in any action for specific performance that a remedy at law would be adequate. The parties waive any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award or injunctive, mandatory or other equitable relief.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

Metal Services Acquisition Corp.

By:	/s/ Timothy A.R. Duncanson
Name:	Timothy A.R. Duncanson
Title:

SIGNATURE PAGE FOR STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

Tube City IMS Corporation

By:	/s/ I Michael Coslov
Name:	I Michael Coslov
Title:

Mill Services Holdings LLC

By:	/s/ Carl Stanton
Name:	Carl Stanton
Title:

I Michael Coslov

By:	/s/ I Michael Coslov
Name:	I Michael Coslov
Title:

IMC Tube City Holdings, Inc.

By:	/s/ I Michael Coslov
Name:	I Michael Coslov
Title:

SIGNATURE PAGE FOR STOCK PURCHASE AGREEMENT

IMC Tube City Investments, LLC

By:	/s/ I Michael Coslov
Name:	I Michael Coslov
Title:

Joseph Curtin

By:	/s/ Joseph Curtin
Name:	Joseph Curtin
Title:

J. David Aronson

By:	/s/ J. David Aronson
Name:	J. David Aronson
Title:

Thomas E. Lippard

By:	/s/ Thomas E. Lippard
Name:	Thomas E. Lippard
Title:

Daniel E. Rosati

By:	/s/ Daniel E. Rosati
Name:	Daniel E. Rosati
Title:

SIGNATURE PAGE FOR STOCK PURCHASE AGREEMENT

Timothy R. Kaufman

By:	/s/ Timothy R. Kaufman
Name:	Timothy R. Kaufman
Title:

Robert Harris

By:	/s/ Robert Harris
Name:	Robert Harris
Title:

Jamie Estill

By:	/s/ Jamie Estill
Name:	Jamie Estill
Title:

Perry Van Rosendale

By:	/s/ Perry Van Rosendale
Name:	Peter Van Rosendale
Title:

Laurence N. Weiss

By:	/s/ Laurence N. Weiss
Name:	Laurence N. Weiss
Title:

SIGNATURE PAGE FOR STOCK PURCHASE AGREEMENT

Raymond S. Kalouche

By:	/s/ Raymond S. Kalouche
Name:	Raymond S. Kalouche
Title:

Robert H. Wilson

By:	/s/ Robert H. Wilson
Name:	Robert H. Wilson
Title:

Leon Z. Heller

By:	/s/ Leon Z. Heller
Name:	Leon Z. Heller
Title:

William R. Miller

By:	/s/ William R. Miller
Name:	William R. Miller
Title:

John P. Carroll

By:	/s/ John P. Carroll
Name:	John P. Carroll
Title:

SIGNATURE PAGE FOR STOCK PURCHASE AGREEMENT

John W. Keyes

By:	/s/ John W. Keves
Name:	John W. Keyes
Title:

Donald S. Vesling

By:	/s/ Donald S. Vesling
Name:	Donald S. Vesling
Title:

James Brigel

By:	/s/ James Brigel
Name:	James Brigel
Title:

Scott Clark

By:	/s/ Scott Clark
Name:	Scott Clark
Title:

David Schoffman

By:	/s/ David Schoffman
Name:	David Schoffman
Title:

SIGNATURE PAGE FOR STOCK PURCHASE AGREEMENT

Michael Rubin

By:	/s/ Michael Rubin
Name:	Michael Rubin
Title:

Michael A. Costa

By:	/s/ Michael A. Costa
Name:	Michael A. Costa
Title:

SIGNATURE PAGE FOR STOCK PURCHASE AGREEMENT